                          SCHEDULE 14A INFORMATION

    PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE
                                 ACT OF 1934
                               (AMENDMENT NO.)

Filed by the registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

        [_]  Preliminary Proxy Statement
        [X]  Definitive Proxy Statement
        [_]  Definitive Additional Materials
        [_]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                             SCOTT PAPER COMPANY
              (Name of Registrant as Specified In Its Charter)

                             SCOTT PAPER COMPANY
                 (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

        [X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(l), or 14a-6(j)(2).
        [_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
        [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

             (1) Title of each class of securities to which transaction applies:

             (2)  Aggregate number of securities to which transaction applies:

             (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11*

             (4)  Proposed maximum aggregate value of transaction:

        --------
        *Set forth the amount on which the filing is calculated and state how it was determined.

        [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

             (1)  Amount previously paid:

             (2)  Form, Schedule or Registration Statement No.:

             (3)  Filing Party:

             (4)  Date Filed:

        Notes:

                 [LOGO OF SCOTT PAPER COMPANY APPEARS HERE]

             SCOTT PAPER COMPANY SCOTT PLAZA, PHILADELPHIA PA 19113

                                                                  March 11, 1994

                               ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                       TO BE HELD TUESDAY, APRIL 19, 1994

                               ----------------

  The Annual Meeting of Shareholders of Scott Paper Company, a Pennsylvania corporation, will be held at 10:00 A.M. on Tuesday, April 19, 1994, at The Radisson Hotel-Philadelphia Airport, 500 Stevens Drive, Philadelphia, Pennsylvania, for the following purposes:

    1. To elect thirteen Directors.
    2. To act on proposals to approve the adoption of the portions of the 1994 Long-Term Incentive Plan relating to:
       (a) stock options;
       (b) restricted stock; and
       (c) performance shares.
    3. To act on a proposal to approve the appointment of auditors.
    4. To transact such other business as may properly come before the meeting.

  Only holders of Common Shares of record at the close of business on February 18, 1994 will be entitled to vote at the meeting. In the absence of a quorum, the meeting will be adjourned until a time announced at the meeting at which adjourned meeting the shareholders in attendance, although less than a quorum, shall nevertheless constitute a quorum to elect Directors and, if the meeting has been adjourned for at least fifteen days, to act on all other matters included in this notice.

  Please sign, date and return, in the envelope provided, the enclosed proxy which is being solicited on behalf of the Company's Board of Directors. The proxy shows the form in which your Common Shares are registered. Your signature should be in the same form.

  If you need directions to the meeting, please call the undersigned at 610-522-5816.

                                                       Stephen D. Ford
                                                       Secretary

                              SCOTT PAPER COMPANY

                                                                  March 11, 1994

                                PROXY STATEMENT

                            PURPOSES OF THE MEETING

  This Proxy Statement is being mailed on or about March 11, 1994, and is furnished for the solicitation of proxies for use at the Annual Meeting of Shareholders of Scott Paper Company to be held on April 19, 1994, and at any adjournments thereof. Action will be taken at the meeting upon the election of Directors, three proposals to approve separate portions of the 1994 Long-Term Incentive Plan and a proposal to approve the appointment of auditors.

                             VOTING AT THE MEETING

  Only the holders of Common Shares ("shares") of record at the close of business on February 18, 1994, are entitled to vote at the Meeting. As of that time there were 74,229,280 shares outstanding and entitled to be voted at the Meeting. Each holder of shares entitled to vote has the right to one vote for each share standing in his or her name on the books of the Company. However, in the election of Directors, voting may be cumulative so that each share has as many votes as there are Directors to be elected, and those votes may be distributed among the nominees in any way the shareholder desires. To vote cumulatively, the shareholder must write the words "cumulate for" followed by the name of the nominee or nominees selected on the line provided under Item 1 of the proxy.

  The shares represented by each properly executed proxy will be voted in the manner specified by the shareholder. If instructions to the contrary are not given, the shares will be voted in the election of Directors as specified below, for approval of each of the proposals relating to the 1994 Long-Term Incentive Plan and for approval of the appointment of auditors. The proxies being solicited may be voted cumulatively and the vote distributed among all or less than all of the nominees for election as Directors, if the proxy holders, in the exercise of their discretion, deem it desirable. Execution of the accompanying proxy will not affect a shareholder's right to attend the meeting and vote in person. Any shareholder giving a proxy has the right to revoke it by giving written notice of revocation to the Secretary of the Company at any time before the proxy is voted.

                           CONFIDENTIAL VOTING POLICY

  It is the policy of the Company that each shareholder's proxy relating to this Meeting is to be confidential, if the shareholder so requests on the proxy.

  If the shareholder requests confidentiality, the proxy will not, prior to the tabulation of the final vote at the Meeting, be available for examination by, nor will the vote of the shareholder be disclosed to, any person (other than the independent tabulator and judge of election) except (i) where disclosure is necessary to meet applicable legal requirements or (ii) in the event of a contested proxy solicitation. Subject to the foregoing, in cases where the shareholder requesting confidentiality is also a Director or employee of the Company (including through shares held in employee benefit plans), any requested and granted confidentiality would be maintained permanently. The Company has retained an independent tabulator and judge of election to receive, inspect, tabulate and certify proxy votes. The independent tabulator and judge may inform the Company at any time of vote tallies and whether a particular shareholder has voted.

  In accordance with this policy, a space is provided on the proxy for the shareholder to elect to have the proxy treated confidentially. If the shareholder makes this election, the proxy may still be used to communicate directly with the Company by writing comments on it, but any comment will be transcribed separately and given to the Company. Except for a Director or employee, the name of the shareholder making a comment will be disclosed.

                              OWNERSHIP OF SHARES

  According to a Schedule 13G received by the Company, Capital Guardian Trust Company and Capital Research and Management Company, operating subsidiaries of The Capital Group, Inc., all of which are located at 333 South Hope Street, Los Angeles, California 90071, beneficially owned a combined total of 3,727,010 shares, or approximately 5.0% of those outstanding, on December 31, 1993. Of these shares, Capital Guardian Trust Company had sole voting power with respect to 1,579,710 shares and had sole dispositive power with respect to 2,075,710 shares, and Capital Research and Management Company had sole dispositive power with respect to 1,651,300 shares.

                               BOARD OF DIRECTORS

  The Board of Directors currently consists of thirteen members, each of whom is required to be a shareholder of the Company. Each non-employee Director serves on a minimum of two of the Board's five standing committees (the Audit, Board Policy and Nominating, Employee Retirement Benefits, Finance and Management Development and Executive Compensation Committees). The overall attendance at the 12 Board and 24 committee meetings during 1993 was 96%.

  No Director who is an employee receives any additional compensation for service on the Board or its committees. Each non-employee Director is entitled to an annual retainer of $20,000, a fee of $1,000 for each Board and committee meeting attended, and a travel expense allowance based on the distance between his or her usual place of departure and the meeting site. The chairperson of each committee receives an additional retainer of $2,500 per year. Under the Directors' Deferred Compensation Plan, a Director may defer the receipt of all or part of his or her retainer and meeting fees until the termination of his or her service as a Director in the form of an unfunded deferred cash account, an unfunded deferred shares account or a combination of both. On a regular periodic basis, interest at a market rate or dividends are credited to these accounts. The number of shares in unfunded deferred shares accounts are reported in footnote 5 to the "Ownership of Shares" table on page 7. All payments from these accounts are made in cash. The 1989 Stock Option and Restricted Stock Plan provides for an automatic annual grant to each non-employee Director of a nonqualified option to purchase 1,000 shares and stock appreciation rights in connection with them. Under the Directors' Retirement Benefit Plan, each non-employee Director with at least five years of service is entitled to an annual benefit, payable monthly, equal to his or her annual retainer at the time of retirement, to be paid over a period equal to the shorter of fifteen years or his or her years of service. If the Director dies before these payments have been completed, the remaining benefits will be paid to his or her designated beneficiary.

  The Audit Committee consists of Chairman Pierre J. Everaert, John F. Fort, III, William H. Gray, III, Peter Harf, Richard K. Lochridge and Paula Stern. It met five times during 1993, in the discharge of its responsibilities to review and examine public financial reports, the audit plan, practices and procedures of the Company's independent accountants and internal audit staff, the scope of their audit activities, the Company's accounting policies, practices and controls, and the Company's policies and practices in reporting to shareholders and the public, and to monitor compliance with the Company's Code of

Business Conduct and other policies and programs. As part of its activities, the committee meets with representatives of the Company's management, internal audit staff and independent accountants, meets privately with the independent accountants and internal auditors, and meets in executive session. The committee makes a recommendation each year to the full Board concerning the choice of the Company's independent accountants.

  The Board Policy and Nominating Committee, whose members are Chairman Gary L. Roubos, Jack J. Crocker, William H. Gray, III, Peter Harf, Bruce K. MacLaury, Claudine B. Malone and Paula Stern, met three times during the year and has the responsibility of evaluating the Board's structure, personnel, policies and processes, including recommending candidates for election as Directors. In the latter connection, it will consider suggestions from shareholders who should submit them to the Secretary of the Company. See "Shareholder Proposals and Nominations" on page 27.

  The Employee Retirement Benefits Committee is composed of Chairwoman Paula Stern, William A. Andres, Jack J. Crocker, John F. Fort, III, William H. Gray, III, Richard K. Lochridge and Bruce K. MacLaury. It met three times during 1993 and is responsible for adopting pension fund investment policies, investment guidelines and other policies, including actuarial methods and assumptions. The committee also appoints, reviews and removes investment managers, trustees and a voting fiduciary, and reviews and examines the administration and control of the pension plans.

  The Finance Committee, whose members are Chairman Peter Harf, William A. Andres, Pierre J. Everaert, John F. Fort, III, Claudine B. Malone and Gary L. Roubos met three times during the year. This committee reviews, among other things, the Company's financial condition, results and goals, its capitalization, dividend and financial policies, its financing plans, including acquisition financings and capital allocation and the performance results associated with prior capital expenditures. Subject to certain conditions, the committee also approves certain capital expenditures.

  The Management Development and Executive Compensation Committee is composed of Chairman William A. Andres, Jack J. Crocker, Pierre J. Everaert, Richard K. Lochridge, Claudine B. Malone and Gary L. Roubos. This committee examines and reviews the Company's policies and practices in the identification and development of management personnel, ensures that management succession plans are in place, evaluates the performance of key executives, reviews the qualifications of persons proposed for election as corporate officers and annually approves the compensation (including awards under the Performance
Plan) to be paid to senior management personnel. This committee also administers the Company's stock option plans. In the discharge of its duties, this committee or its subcommittees met ten times during 1993.
                             ELECTION OF DIRECTORS

  Thirteen Directors are to be elected, each to hold office until the next succeeding Annual Meeting of Shareholders and until his or her successor has been duly elected and qualified. Of the twelve Directors elected at the 1993 Annual Meeting of Shareholders, all are again standing for election to the Board of Directors this year. Dr. MacLaury, having been elected to the Board as of September 1, 1993, is standing for election for the first time this year.

  On November 29, 1993, Philip E. Lippincott announced his plan to retire as the Company's Chairman and Chief Executive Officer and as a Director on April 1, 1994. Upon the request of the Board, Mr. Lippincott has agreed to stand for election as a Director and to serve as a Director and as Chairman and Chief Executive Officer until his successor has been duly elected and qualified. If a successor is identified by the Board before the Meeting, a supplemental solicitation of proxies will be made for the election of Directors and, if necessary to give the Company's shareholders sufficient time to vote, the election of Directors may be conducted at an adjournment of the Meeting. If a successor to Mr. Lippincott is not identified by the Board until after the Meeting, the Board will elect his successor as a Director and as Chairman and Chief Executive Officer, effective upon Mr. Lippincott's retirement from those positions. The

Company and Mr. Lippincott have entered into an agreement governing his status after his retirement from those positions, the material terms of which are described under "Agreements with Executives" on page 17.

  All nominees have consented to be named and to serve if elected. The Company does not presently know of anything that would preclude any nominee other than Mr. Lippincott from serving if elected. If any nominee other than Mr. Lippincott for any reason should become unable or unwilling to stand for election as a Director, either the shares represented by all proxies authorizing votes for that nominee will be voted for the election of such other person as the Board may recommend, or the number of Directors to be elected at the meeting will be reduced accordingly. Each nominee will be elected if he or she receives the affirmative vote of a plurality of the votes cast by holders of shares at the Meeting. Abstentions and broker non-votes will not be counted as votes cast.

  The following information is submitted concerning the nominees for election to the Board.

(PHOTO OF          WILLIAM A. ANDRES, 67, Former Chairman and Chief Executive
 WILLIAM A.      Officer of Dayton Hudson Corporation, a non-food retailing
   ANDRES        company, having served as its Chairman of the Board from 1976
APPEARS HERE)    until 1984.

                   Director of Hannaford Bros. Co. (food retailer),
                 International Multifoods, Inc., Jostens, Inc. (education, business and athletic products) and Lowe's Companies, Inc. (building materials).

                   (Company Director since 1984, Chairman of the Management
                 Development and Executive Compensation Committee and member of the Employee Retirement Benefits and Finance Committees)


(PHOTO OF          JACK J. CROCKER, 69, Former Chairman and Chief Executive
  JACK J.        Officer of SuperValu, Inc., a food wholesaling and retailing
 CROCKER         company, having served as its Chairman of the Board from 1976
APPEARS HERE)    until 1982 and as its Chief Executive Officer from 1973 to
                 1981.

                   (Company Director since 1982 and member of the Board Policy and Nominating, Employee Retirement Benefits and Management Development and Executive Compensation Committees)



(PHOTO OF          PIERRE J. EVERAERT, 54, Executive Vice President and member
 PIERRE J.       of the Board of Management of Philips Electronics, N.V. since
 EVERAERT        March 1993. Formerly President and Chief Executive Officer
APPEARS HERE)    since 1989 of Koninklijke Ahold, N.V. (an international food retailing company) after having served as President-elect from 1988 to 1989.

                   Director of Paribas, N.V. (banking).

                   (Company Director since 1989, Chairman of the Audit
                 Committee and member of the Finance and Management Development and Executive Compensation Committees)

(PHOTO OF          JOHN F. FORT, III, 52, Former Chairman, President and Chief
 JOHN F.         Executive Officer of Tyco International, Inc., a diversified
 FORT, III       manufacturing company, having served as its Chairman from
APPEARS HERE)    1983 to January 1993, its President from 1982 to 1989 and its
                 Chief Executive Officer from 1982 to 1992.

                   Director of Tyco International, Inc. and Dover Corporation
                 (diversified manufacturing).

                   (Company Director since 1993 and member of the Audit,
                 Employee Retirement Benefits and Finance Committees.)


(PHOTO OF          WILLIAM H. GRAY, III, 52, President of the United Negro
 WILLIAM H.      College Fund, Inc. since 1991 and former U.S. Congressman
  GRAY, III      from Pennsylvania from 1979 to 1991.
APPEARS HERE)
                   Director of The Chase Manhattan Corporation (financial
                 services), Lotus Development Corp. (software and support services), MBIA, Inc. (insurance), Prudential Insurance
                 Company of America, Union Pacific Corporation (transportation),
                 Warner-Lambert Company (pharmaceuticals)and Westinghouse
                 Electric Corporation.

                   (Company Director since 1991 and member of the Audit, Board
                 Policy and Nominating and Employee Retirement Benefits Committees)



(PHOTO OF          PETER HARF, 47, Chairman and Chief Executive Officer since
PETER HARF       1988 of Joh. A. Benckiser GmbH, an international consumer
APPEARS HERE)    products company.

                   Director of Joh. A. Benckiser GmbH.

                   (Company Director since 1990, Chairman of the Finance
                 Committee and member of the Audit and Board Policy and Nominating Committees)



(PHOTO OF          J. RICHARD LEAMAN, JR., 59, Vice Chairman of the Company
J. RICHARD       and President of its subsidiary, S.D. Warren Company, since
  LEAMAN         1991, having previously been President of Scott Worldwide,
APPEARS HERE)    the Company's worldwide personal care and cleaning business, since 1986.

                   Director of Church & Dwight Co., Inc. (consumer products
                 and chemicals) and The Pep Boys (automotive products).

                   (Company Director since 1986)

(PHOTO OF          PHILIP E. LIPPINCOTT, 58, Chairman of the Board of the
PHILIP E.        Company since 1983 and its Chief Executive Officer since
LIPPINCOTT       1982.
APPEARS HERE)
                   Director of Campbell Soup Company and Exxon Corporation
                 (petroleum and chemical products); and a Trustee of The Penn
                 Mutual Life Insurance Company.

                   (Company Director since 1978)


(PHOTO OF          RICHARD K. LOCHRIDGE, 50, President and Chief Executive
RICHARD K.       Officer of Lochridge & Company, Incorporated, a management
LOCHRIDGE        consulting company which he founded in 1986.
APPEARS HERE)
                   Director of Dynatech Corporation (communication equipment)
                 and Hannaford Bros. Co. (food retailer).

                   (Company Director since 1986 and member of the Audit,
                 Employee Retirement Benefits and Management Development and Executive Compensation Committees)


(PHOTO OF          BRUCE K. MACLAURY, 62, President of The Brookings
 BRUCE K.        Institution, a public policy and research organization, since
 MACLAURY        1977.
APPEARS HERE)
                   Director of American Express Bank, Ltd.; The St. Paul
                 Companies, Inc. (insurance and related services); and The
                 Vanguard Group, Inc. (investments and related services).

                   (Company Director since September 1, 1993 and member of the
                 Board Policy and Nominating and Employee Retirement Benefits Committees)


(PHOTO OF          CLAUDINE B. MALONE, 57, President of Financial & Management
CLAUDINE B.      Consulting, Inc., a business consulting firm.
 MALONE
APPEARS HERE)      Director of Dell Computer Corporation; Hannaford Bros. Co.
                 (food retailer); Hasbro, Inc. (games and toys); Houghton
                 Mifflin Company (book publishing); IMCERA Group, Inc. (health care products & specialty chemicals); Limited, Inc. (women's apparel); and Union Pacific Corporation (transportation); and a Trustee of The Penn Mutual Life Insurance Company.

                   (Company Director since 1977 and member of the Board Policy and Nominating, Finance and Management Development and Executive Compensation Committees)

(PHOTO OF          GARY L. ROUBOS, 57, Chairman and Chief Executive Officer
  GARY L.        since 1989 of Dover Corporation (diversified manufacturing),
  ROUBOS         having served as Chief Executive Officer since 1981.
APPEARS HERE)
                   Director of Dover Corporation, The Treasurers Fund
                 (financial services), and Omnicom Group, Inc. (advertising).

                   (Company Director since 1987, Chairman of the Board Policy and Nominating Committee and member of the Finance and Management Development and Executive Compensation Committees)


(PHOTO OF          PAULA STERN, 49, President of The Stern Group, Inc. (an
PAULA STERN      economic analysis and trade advisory firm) and since October
APPEARS HERE)    1993, Senior Fellow of the Progressive Policy Institute,
                 having served as a Commissioner of the U.S. International
                 Trade Commission from 1978 to 1987 and as Chairwoman from 1984 to 1986.

                   Director of Dynatech Corporation (communication equipment),
                 Harcourt General, Inc. (publishing and specialty retailing) and Westinghouse Electric Corporation.

                   (Company Director since 1987, Chairwoman of the Employee
                 Retirement Benefits Committee and member of the Audit and Board Policy and Nominating Committees)


OWNERSHIP OF SHARES

  The following table contains information as of January 14, 1994 relating to the ownership of shares by (i) each Director and nominee for election to the Board of Directors and each executive officer named in the summary compensation table on page 14, and (ii) all Directors, nominees and executive officers as a group. None of these individuals owns shares of any class of equity securities of the Company other than Common Shares. Information as to the number of shares owned and the nature of ownership has been provided by these individuals and is not within the direct knowledge of the Company.

      NAME OF                        SHARES                     NAME OF                   SHARES
     INDIVIDUAL                  OWNED(/1/)(/2/)               INDIVIDUAL             OWNED(/1/)(/2/)
     ----------                 -----------------              ----------             ---------------
William A. Andres                 7,000                   Philip E. Lippincott          306,905(/3/)(/6/)(/8/)
Ashok N. Bakhru                 130,601(/3/)              Richard K. Lochridge            5,400(/5/)
John J. Butler                  127,779(/3/)              Bruce K. MacLaury                 200
Jack J. Crocker                   5,400(/4/)(/5/)         Claudine B. Malone              6,098(/6/)
Pierre J. Everaert                5,250                   Gary L. Roubos                  6,000
John F. Fort, III                 8,000(/5/)              Paul N. Schregel              121,561(/3/)(/6/)(/7/)
William H. Gray, III              2,010(/5/)              Paula Stern                     5,500(/5/)
Peter Harf                        3,318                   P. Newton White               103,835(/3/)(/6/)(/7/)
J. Richard Leaman, Jr.          201,175(/3/)(/6/)(/7/)
All Directors, nominees and executive officers as a group (24 persons)                1,396,423(/3/)(/6/)(/7/)

 (/1/)Nature of ownership consists of sole voting power and sole investment power unless otherwise indicated. There were 74,055,557 shares outstanding on January 14, 1994, of which all Directors, nominees and executive officers as a group owned 1.9%.

 (/2/)The numbers shown include shares which the individual or members of the group have the right to acquire upon exercise of stock options under the Company's stock option plans, as follows: Mr. Bakhru, 118,000 shares; Mr. Butler, 121,400 shares; Mr. Leaman, 186,000 shares; Mr. Lippincott, 275,000 shares; Mr. Schregel, 115,000 shares; Mr. White, 70,000 shares; each non-employee Director, 5,000 shares, except Dr. Harf, 3,000 shares, Mr. Gray, 2,000 shares, Mr. Fort, 1,000 shares, and Dr. MacLaury, no shares; and all Directors, nominees and executive officers as a group, 1,206,400 shares. Of these, the following numbers of shares may be acquired within sixty days:
    Mr. Bakhru, 109,000 shares; Mr. Butler, 112,400 shares; Mr. Leaman, 173,500 shares; Mr. Lippincott, 255,000 shares; Mr. Schregel, 106,000 shares; Mr. White, 61,000 shares; each non-employee Director, 3,500 shares, except Dr. Harf, 1,500 shares, Mr. Gray, 500 shares, and Mr. Fort, no shares; and all Directors, nominees and executive officers as a group, 1,089,150 shares.

 (/3/)The numbers shown include shares held for the account of the individual or members of the group under the Salaried Investment Plan, as follows: Mr. Bakhru, 1,601 shares; Mr. Butler, 1,377 shares; Mr. Leaman, 49 shares; Mr. Lippincott, 9,143 shares; Mr. Schregel, 1,553 shares; Mr. White, 1,233 shares; and all Directors, nominees and executive officers as a group, 22,211 shares. The Directors, nominees and executive officers have sole voting power with respect to shares held for their account in the plan, but their power to obtain and dispose of such shares is limited by the terms of the plan.

 (/4/)Four hundred of these shares are held by Mr. Crocker and his wife as co-trustees of a revocable trust for members of their family.

 (/5/)The numbers shown exclude the unfunded deferred shares accounts of the following Directors under the Company's Directors' Deferred Compensation
    Plan: Mr. Crocker, 10,707 shares; Mr. Fort, 670 shares; Mr. Gray, 964 shares; Mr. Lochridge, 5,521 shares; and Dr. Stern, 1,263 shares.

 (/6/)Includes the following shares owned jointly with others: Mr. Leaman, 126 shares; Mr. Lippincott, 1,782 shares; Ms. Malone, 292 shares; Mr. Schregel, 4 shares; Mr. White, 2 shares; and executive officers who are not named in this table, 11,358 shares.

 (/7/)The numbers shown include restricted shares held as shown on page 15. All
    Directors, nominees and executive officers as a group held 50,500 restricted shares.

 (/8/)Does not include 400 shares owned by Mr. Lippincott's wife.

                             EXECUTIVE COMPENSATION

REPORT OF THE MANAGEMENT DEVELOPMENT AND EXECUTIVE COMPENSATION COMMITTEE

  During its regular February meeting each year the Committee assesses the performance of the Company's Chief Executive Officer and each of the approximately forty most senior executives, taking into consideration performance relative to their individual responsibilities, as well as the financial performance of the Company relative to its goals and to the financial performance of its key competitors. The Chief Executive Officer assists the Committee in assessing the performance of the most senior executives, but the Committee meets without the Chief Executive Officer being present when assessing his own performance.

  Based on this assessment, the Committee authorizes the amounts, if any, of base salary increases for the current year, variable pay awards for the prior year, and grants of stock options and restricted stock for the current year to the individuals whose performance it has assessed, except for the Chief Executive Officer, in whose case the Committee meets without his being present to develop recommended amounts, if any, of base salary, variable pay, stock options and restricted stock, which are then submitted to the Board of Directors for approval. In addition, the Committee reviews the annual base salary increase program proposed by the Company for its other salaried employees, authorizes the total amount of variable pay awards proposed by the Company, and makes all individual grants of stock options and restricted stock.

  In making its executive compensation determinations, the Committee considers the competitiveness of both the entire executive compensation package and each of its individual components. In addition, the Committee is mindful of the Company's belief that the total compensation programs of its Chief Executive Officer and other executives should be essentially the same as those of its other salaried employees, except that (i) executives should have a greater portion of their compensation at risk than other employees, (ii) executive compensation should be tied directly to the performance of the business, as well as to performance of individual responsibilities, and (iii) executives should have a large stake in the risks and rewards of ownership of the Company.

  The Committee has considered the probable effects of Section 162(m) of the Internal Revenue Code (the "Code"), which was added by the Omnibus Budget Reconciliation Act of 1993. This section disallows a publicly held company's tax deductions for employee remuneration exceeding $1,000,000 per year for certain executives, but contains an exception for qualified "performance-based compensation." The Committee has been advised that (i) income received upon the exercise of stock options granted under existing stock option plans will constitute qualified "performance-based compensation"; (ii) income received upon the vesting of restricted shares under existing plans will not qualify as "performance-based compensation"; (iii) variable pay received under the Performance Plan, as presently constituted, will not qualify as "performance-based compensation"; and (iv) base salary will not qualify as "performance-based compensation." In light of the constraints which Section 162(m) of the Code is likely to impose upon the Committee's determination of variable pay amounts, as well as the fact that it is expected that there will be a limited number of situations where the combination of variable pay and base salary will significantly exceed $1,000,000 for a Company executive, the Committee supports the Company's determination not to take steps at this time to qualify variable pay as "performance-based compensation."

  Following is a discussion of the compensation actions taken by the Committee in 1993. This discussion focuses separately on base salary, variable pay, stock options, and restricted stock. For each of these components of compensation, the discussion outlines guiding principles used by the Committee and describes actions taken.

 Base Salary

  Guiding Principles

  Base salaries for executives and all other salaried employees are paid within salary ranges established for each position. Salary ranges are determined through annual competitive salary surveys. The Company's practice is to place the midpoints of the salary ranges at the average of those of leading companies with sales volumes comparable to the Company's. The Company believes that it competes for executives in a multi-industry market and, in particular, those portions of the market which include paper companies and consumer packaged goods companies. As a result, the Company uses a multi-industry survey of over 150 companies with sales exceeding $1 billion as the primary reference for setting its base salary ranges. The comparisons are made with the base salaries these companies (substantially all of which are U.S.-based) pay to their executives located in the United States. Several of the companies included in the much smaller Standard & Poor's Paper and Forest Products Index are included in the comparison group. In addition, the Company compares the multi-industry survey group data with surveys of paper companies and consumer packaged goods companies to ascertain whether there are significant variations between the two survey groups. Significant variations could suggest a need to adjust the Company's salary range midpoints to be more reflective of consumer packaged goods and paper companies rather than the multi-industry survey. To date, there have not been significant variations, and therefore no adjustments have been made to the multi-industry survey results. Each employee's salary is based on this annual assessment of competitive pay and his or her contribution to business results.

  Actions for 1993

  In determining base salary increases to become effective in 1993 for the Company's executives the Committee considered the following:

  . In 1992, the Company improved its earnings and reduced its debt despite a difficult economic and competitive environment.

  . In February 1992, the Committee had noted that the Company's midpoints had become somewhat lower than indicated by the above principles, but supported the Company's determination not to make an adjustment in 1992. In 1993, competitive data showed that the Company's midpoints continued to be low.

  . No salary increases were awarded to Company executives in 1992, except as a consequence of promotion.

  The combined effect of the last two considerations caused the base salaries of many Company executives to be significantly below competitive levels. Consequently, the Committee authorized salary increases that included additional adjustments of up to 8%, and an adjustment of midpoints to return them to the intended position.

  As noted in the Committee's report in the Company's 1993 Proxy Statement, the Chief Executive Officer had not received a salary increase during 1991 and 1992. In view of this, the Committee concluded that it would be more appropriate to increase his salary for 1993 by $100,000 and to decrease his variable pay for 1992 by the same amount.

 Variable Pay

  Guiding Principles

  The Company pioneered a now growing practice when, in 1988, it extended to all salaried employees in the United States an annual variable pay opportunity tied directly to business results. The Company believes that the Performance Plan and similar incentive plans focus the attention of all salaried employees on improving business results and serve to align the interests of employees with those of the Company's shareholders.

  The size of the annual variable pay opportunity is determined by using a total pay version (base salary plus annual bonus) of the same multi-industry survey used to determine base salary range midpoints. The Company's variable pay opportunity is sized so that nominal target performance by the Company will produce variable pay amounts that, in combination with midpoint base salaries, will produce total pay for employees generally between the 60th and 70th percentiles in the survey. Company performance at lower and higher levels can produce variable pay amounts ranging from zero for weak performance to amounts that will produce total pay above the 90th percentile for outstanding performance. It is the Company's practice to self-fund the cost of variable pay, in that the Company's financial performance on which the variable pay is based has already recognized the cost of the variable pay.

  Performance Plan variable pay is based on overall Company results, business unit results or a proportionate combination thereof. Near the beginning of each year, the Committee approves a formula tying proposed variable pay levels to varying levels of Company or business unit results. Each employee's variable pay is based on his or her bonus points, which in turn are based on his or her likely impact on the business, multiplied by the dollars per point determined by the formula. A portion, not to exceed 30%, of the aggregate awards for a business unit may be reallocated among employees in that unit based on their individual or small team performance. Notwithstanding the above, the Committee has full discretion with respect to the amount of each variable pay award to the approximately forty most senior executives of the Company and the total amount of variable pay.

  Actions for 1993

  At the beginning of 1993, the Committee approved the Company's use of economic value added ("EVA") as the financial measure on which future Company and business unit Performance Plan variable pay would be based. EVA is a measure of the extent to which net operating profit after tax exceeds, or falls short of, the total cost of the Company's, or business unit's, capital. Variable pay is based on year-to-year improvements in EVA.

  Separate EVA measurements are maintained for the Company as a whole and for each of its nine major operating units. Variable pay for the Chief Executive Officer, the other members of the Company's executive committee (including all those listed in the summary compensation table on page 14), and all corporate staff employees is based on total Company EVA. Variable pay for all other employees is based on their respective business unit EVA. In cases where employees serve combinations of business units, or certain business units and the total Company, their variable pay is determined in a way that reflects the combination.

  For 1993, improvement in EVA for the total Company fell short of minimum levels needed to produce variable pay awards. Consequently, at its February 1994 meeting, the Committee, consistent with the formula it had approved for 1993, did not approve 1993 variable pay awards for the Chief Executive Officer or any other individual named in the summary compensation table on page 14. The Committee, however, did approve 1993 variable pay awards for the executives and salaried employees in those Company operating units that produced changes in EVA sufficient to warrant variable pay awards under the Plan's formula.

 Stock Options

  Guiding Principles

  The Company views stock options as a competitively appropriate component of total compensation which provides long-term incentive, firmly linking the interests of executives with those of the Company's shareholders. Because of their long-term nature and the linkage of executive and shareholder interests, stock options have been the Company's only long-term incentive compensation program and will remain the foundation of this program under the proposed 1994 Long-Term Incentive Plan discussed beginning on page 20. The Company believes that those employees in positions requiring them to take actions with long-term implications are the most appropriate candidates for stock option grants. Grants are based on this factor, as well as each employee's level in the Company and his or her performance. The level of stock option grants is periodically compared with those of similar companies to ensure their continued appropriateness. It is the Company's intent to maintain the value of stock option grants at roughly the 75th percentile value of long-term incentive plans in a total compensation survey conducted by a leading consulting firm that covers sixteen companies from six industries including the paper and consumer products industries. When making a grant to an executive officer, the Committee reviews a five year history of option grants to that officer.

  Actions for 1993

  Stock options were granted to executive officers in February 1993 based on the guidelines described above.

  As a part of its review of the Company's proposed 1994 Long-Term Incentive Plan, the Committee considered competitive long-term incentive values reflected in a survey conducted by another leading consulting firm and specifically focused on a group of ten paper companies and twelve consumer products companies. This comparison, which the Committee believes is more appropriate in view of the Company's business environment, showed the Company's guideline long-term incentive values to be considerably below average for this group of companies. This information was a consideration in developing the 1994 Long-Term Incentive Plan, but had no effect on 1993 stock option grants.

 Restricted Stock

  Guiding Principles

  The Company occasionally makes limited grants of restricted stock to individual employees to recognize their contributions to the business and to clearly signal the Company's interest in retaining them as employees. By limiting the number of restricted shares that may be granted in a given year to 10% of the number of stock options granted in the same year, and by granting restricted stock on a very selective basis, the Company believes that it is making competitively conservative use of restricted stock.

  Actions for 1993

  Restricted stock was granted to eight individuals during the course of 1993, one of whom is Mr. White, who is named in the summary compensation table on page 14. Mr. White's grant was based on the above principles.

 Other Components of Compensation

  Deferral of Bonuses and Salary

  Company executives have had an opportunity, under unfunded plans which are not qualified under the Code, to defer receipt of their annual bonuses and part of their base salaries until specified future dates. Federal law effectively prevents extending this opportunity to a wider group of employees. These programs have been reinstated for 1994, after having been suspended for awards and compensation earned in 1992 and 1993 as part of the Company's cost reduction efforts.

  Benefit Plans

  The pension and welfare benefits provided to executives are equivalent to those provided to all other salaried employees, except as described under "Agreements With Executives" on page 17.

  Financial Counselling

  The Company pays for personal financial counselling for approximately forty senior executives. As required by the Code, a portion of the amount paid is reported as taxable income for the executive. Financial counselling is also offered to other employees through a limited number of seminars conducted at various locations each year. The Company believes that financial counselling is important in helping employees to make the best use of the opportunities offered under its total compensation program.

  Other Benefits

  Other than as described above, the Company generally does not provide non-business related personal benefits to its executives.

                            MANAGEMENT DEVELOPMENT AND EXECUTIVE COMPENSATION
                                                COMMITTEE

                                          W.A. Andres, Chairman
                                          J.J. Crocker
                                          P.J. Everaert
                                          R.K. Lochridge
                                          C.B. Malone
                                          G.L. Roubos

EXECUTIVE COMPENSATION FOR LAST THREE FISCAL YEARS

  The following table shows the compensation paid by the Company and its subsidiaries to its Chief Executive Officer and its five other most highly compensated executive officers for service in all capacities during each of the past three years.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM
                                            ANNUAL COMPENSATION                  COMPENSATION AWARDS
                                 ------------------------------------------    --------------------------
                                                               OTHER            RESTRICTED      OPTIONS
      NAME AND            FISCAL                               ANNUAL             STOCK         (NUMBER            ALL OTHER
 PRINCIPAL POSITION        YEAR  SALARY(/1/) BONUS (/2/) COMPENSATION (/3/)    AWARDS (/6/)    OF SHARES)  COMPENSATION(/3/)(/1//0/)
 ------------------       ------ ----------- ----------- ------------------    ------------    ----------  -------------------------
Philip E. Lippin-          1993   $617,918     $     0      $          0                0        40,000            $ 7,044
 cott...............       1992    554,055     341,741                 0                0        50,000              6,505
 Chairman of the           1991    533,534      50,000                                  0        80,000
 Board and Chief
 Executive Officer

J. Richard Leaman, Jr. .   1993    441,096           0            11,312(/4/)           0        25,000             24,303
 Vice Chairman, and        1992    414,247     281,381            10,815(/4/)           0        25,000             21,847
 President of S.D.         1991    389,162     110,285                           $790,000(/7/)   50,000
 Warren Company

Ashok N. Bakhru.....       1993    276,932           0                 0                0        18,000              7,044
 Senior Vice               1992    274,438     150,150                 0                0        20,000              6,505
 President                 1991    261,397      58,850                                  0        40,000

John J. Butler......       1993    276,165           0      56,843 (/5/)                0        18,000              7,044
 Senior Vice               1992    269,260     157,057      (2,403)(/5/)                0        18,000             16,478
 President and Chief       1991    233,052     120,933                                  0        36,000
 Administrative Of-
 ficer

Paul N. Schregel....       1993    295,342           0                 0                0        18,000              6,805
 Senior Vice               1992    284,795     175,525                 0                0        20,000              6,748
 President                 1991    261,685      82,192                            395,000(/8/)   36,000

P. Newton White.....       1993    291,507           0           (42,360)(/5/)    192,813(/9/)   18,000             16,394
 Senior Vice               1992    258,904     170,056            81,836 (/5/)          0        18,000             15,940
 President                 1991    200,219     107,732                            383,750(/9/)   20,000

- --------
(/1/)The number of bi-weekly paychecks for salaried employees was 26 in each of 1991 and 1993, and 27 in 1992.

(/2/)The bonus shown for each year is the amount of variable pay earned in that year and paid in the first quarter of the following year.

(/3/)Information for years before 1992 is not required to be disclosed.

(/4/)These amounts consist of reimbursements for the increase in Mr. Leaman's state personal income tax liability resulting from his employment in Massachusetts upon becoming President of S.D. Warren Company in 1991. See "Agreements with Executives" on page 17.

(/5/)These amounts consist of tax payments made pursuant to the Company's tax equalization policy of offsetting higher personal income taxes occasioned by an employee's service outside his home country.

(/6/) The number and value (based on $39.63, the closing price of the Company's shares on December 23, 1993) of the aggregate restricted stock holdings at the end of the Company's 1993 fiscal year was as follows for each named executive officer:

  EXECUTIVE
  OFFICER                        RESTRICTED SHARES HELD               VALUE
  ---------                      ----------------------              -------
  P.E. Lippincott                          0                         $     0
  J.R. Leaman, Jr.                       10,000                      396,250
  A.N. Bakhru                              0                               0
  J.J. Butler                              0                               0
  P.N. Schregel                          5,000                       198,125
  P.N. White                             9,000                       356,625

 Dividends on restricted shares are paid to the grantee.

(/7/) On April 9, 1991, Mr. Leaman received a grant of 20,000 restricted shares, of which 10,000 vested on October 9, 1992 and 10,000 are scheduled to vest on April 9, 1994.

(/8/) On April 9, 1991, Mr. Schregel received a grant of 10,000 restricted shares, of which 5,000 vested on October 9, 1992 and 5,000 are scheduled to vest on April 9, 1994.

(/9/) On November 5, 1991, Mr. White received a grant of 10,000 restricted shares, of which 3,000 vested on November 5, 1992, 3,000 vested on November 5, 1993 and 4,000 are scheduled to vest on November 5, 1994. On February 16, 1993, Mr. White received a grant of 5,000 restricted shares, all of which will vest on February 16, 1996.

(/10/) The amounts shown under "all other compensation" consist of matching employer contributions under the Salaried Investment Plan, plus payments made upon withdrawal of vacation banked in prior years consisting of $15,342 in 1992 and $17,260 in 1993 for Mr. Leaman, $9,973 in 1992 for
       Mr. Butler, and $9,589 in each of 1992 and 1993 for Mr. White.

STOCK OPTIONS

  The following table provides information on stock options granted in 1993 to the persons named in the summary compensation table on page 14. No stock appreciation rights were granted in 1993. The columns relating to potential realizable value show the gain each person would receive if he exercised all of these options on their expiration date, February 16, 2003, and if the price of the Company's shares were to increase by 0%, 5% and 10% annually to that date, resulting in prices of $38.56, $62.81 and $100.02, respectively. The row entitled "All Shareholders" shows the gain or loss all shareholders as a group would receive if the price of the Company's shares were to reach each of these levels on February 16, 2003, calculated from $44.875 per share, the closing price of the Company's shares on February 18, 1994, based on the number of outstanding shares on that date. Regardless of the hypothetical rates of appreciation in the price of the Company's shares, the ultimate value of these options will depend on the actual value of the Company's shares in the future, and that value will depend in part on the efforts of the Company's executives to foster the future success of the Company.

                          OPTION GRANTS IN FISCAL 1993

                                                                                   POTENTIAL REALIZABLE VALUE AT
                                                                                      ASSUMED ANNUAL RATES OF
                                        INDIVIDUAL GRANTS                    STOCK PRICE APPRECIATION FOR OPTION TERM
                         ------------------------------------------------ -----------------------------------------------
                          NUMBER OF        % OF
                            SHARES       OPTIONS                                0%              5%              10%
                          UNDERLYING    GRANTED TO   EXERCISE              APPRECIATION    APPRECIATION    APPRECIATION
                           OPTIONS      EMPLOYEES      PRICE   EXPIRATION     ($38.56         ($62.81        ($100.02
          NAME           GRANTED(/1/) IN FISCAL 1993 ($/SHARE)    DATE    PER SHARE)(/2/) PER SHARE)(/2/) PER SHARE)(/2/)
          ----           ------------ -------------- --------- ---------- --------------- --------------- ---------------
Philip E. Lippincott....    40,000         5.9%       $38.56    2/16/03    $           0  $      970,069  $    2,458,347
J. Richard Leaman, Jr...    25,000         3.7%        38.56    2/16/03                0         606,293       1,536,467
Ashok N. Bakhru.........    18,000         2.7%        38.56    2/16/03                0         436,531       1,106,256
John J. Butler..........    18,000         2.7%        38.56    2/16/03                0         436,531       1,106,256
Paul N. Schregel........    18,000         2.7%        38.56    2/16/03                0         436,531       1,106,256
P. Newton White.........    18,000         2.7%        38.56    2/16/03                0         436,531       1,106,256
All Shareholders........     (/2/)           --           --         --     (468,757,900)  1,331,302,100   4,093,373,600

- --------
(/1/) All options granted in 1993 became 50% exercisable on February 16, 1994 and become fully exercisable on February 16, 1995.

(/2/) 74,229,280 shares were outstanding at the close of business on February
      18, 1994.

  The following table provides information on stock option exercises during 1993 by each person named in the summary compensation table on page 14, and provides information on the number and value (based on $39.63, the closing price of the Company's shares on December 23, 1993) of stock options, both exercisable and unexercisable, held by each such person at the end of the Company's 1993 fiscal year.

  AGGREGATED OPTION EXERCISES IN FISCAL 1993 AND FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF
                                                                SHARES
                                                              UNDERLYING       VALUE OF
                                                             UNEXERCISED     UNEXERCISED
                                                              OPTIONS AT     IN-THE-MONEY
                                                               FISCAL-        OPTIONS AT
                                                               YEAR END    FISCAL-YEAR END
                                NUMBER OF
                             SHARES ACQUIRED                 EXERCISABLE/    EXERCISABLE/
      NAME                     ON EXERCISE   VALUE REALIZED UNEXERCISABLE   UNEXERCISABLE
      ----                   --------------- -------------- -------------- ----------------
   Philip E. Lippincott....          0          $     --    210,000/65,000 $110,938/$42,500
   J. Richard Leaman, Jr. .         0                 --    148,500/37,500   115,375/26,563
   Ashok N. Bakhru.........         0                 --     90,000/28,000         0/19,125
   John J. Butler..........         0                 --     94,400/27,000   137,750/19,125
   Paul N. Schregel........         0                 --     87,000/28,000    44,375/19,125
   P. Newton White.........         0                 --     43,000/27,000     8,875/19,125

RETIREMENT BENEFITS

  The following table shows the annual single life annuity retirement benefit that a member of the Retirement Plan for Salaried Employees (the "Salaried Retirement Plan") and the Supplemental Executive Retirement Plan (the "Supplemental Plan") (including all persons named in the summary compensation table on page 14) would receive if he or she had retired effective January 1, 1994 at the normal retirement age of 65. The amounts shown reflect the indicated assumptions as to compensation and years of employment, but do not reflect the deduction, applicable to years of employment after 1978, of an amount not in excess of one-half of the employee's annual Social Security benefit.

                               PENSION PLAN TABLE

                                       ANNUAL RETIREMENT BENEFITS
   AVERAGE                              YEARS OF EMPLOYMENT(/2/)
   FINAL                  -----------------------------------------------------
   COMPENSATION(/1/)         15       20       25       30       35       40
   -----------------         --       --       --       --       --       --
   $  200,000............ $ 45,000 $ 60,000 $ 75,000 $ 90,000 $105,000 $120,000
      300,000............   67,500   90,000  112,500  135,000  157,500  180,000
      400,000............   90,000  120,000  150,000  180,000  210,000  240,000
      500,000............  112,500  150,000  187,500  225,000  262,500  300,000
      600,000............  135,000  180,000  225,000  270,000  315,000  360,000
      700,000............  157,500  210,000  262,500  315,000  367,500  420,000
      800,000............  180,000  240,000  300,000  360,000  420,000  480,000
      900,000............  202,500  270,000  337,500  405,000  472,500  540,000
    1,000,000............  225,000  300,000  375,000  450,000  525,000  600,000
    1,100,000............  247,500  330,000  412,500  495,000  577,500  660,000
    1,200,000............  270,000  360,000  450,000  540,000  630,000  720,000

- --------
(/1/) "Average final compensation" under the Salaried Retirement Plan and the Supplemental Plan is the average of the employee's annual compensation in the four calendar years (whether or not consecutive), out of the last ten years of his or her employment, in which his or her annual compensation was highest. "Annual compensation" includes salary and bonuses paid in such year. The 1993 annual compensation of each person named in the summary compensation table was as follows: $959,659 for Mr. Lippincott, $722,477 for Mr. Leaman, $427,082 for Mr. Bakhru, $433,221 for Mr. Butler, $470,868 for Mr. Schregel and $461,563 for Mr. White. These amounts differ from the salary and bonus amounts shown in the summary compensation table because 1993 annual compensation includes bonuses earned in 1992 and paid in 1993, while the summary compensation table includes bonuses earned in 1993 and payable in 1994.

(/2/) At the end of 1993, the individuals named in the summary compensation table had the following years of credited employment under the Salaried Retirement Plan: Mr. Lippincott, 34; Mr. Leaman, 34; Mr. Bakhru, 24; Mr. Butler, 19; Mr. Schregel, 30; and Mr. White, 27.

AGREEMENTS WITH EXECUTIVES


  As noted on page 3, Mr. Lippincott will retire as Chairman and Chief Executive Officer and as a Director of the Company on April 1, 1994 or as soon thereafter as his successor has been duly elected and qualified. The Company and Mr. Lippincott have entered into an agreement under which he will serve as a part-time employee until March 31, 1996 unless he elects to terminate the agreement effective November 30, 1995. During this period, Mr. Lippincott will provide consulting services to the Company. Among other things, the agreement provides that (i) Mr. Lippincott will continue to receive his base salary at its current annual rate of $635,000, (ii) the Company will reimburse him for expenses incurred in his work for the Company, with a limit of $50,000 for those expenses relating to office facilities, equipment and secretarial assistance, (iii) notwithstanding his continued status as an employee after April 1, 1994, his Performance Plan bonus, if any, for 1994 will be based solely on the period before April 1, 1994 and, after that date, he will receive no further grants of stock options or restricted stock and no grants of performance share rights, and he will make no further contributions (and receive no further Company matching contributions) under the Salaried Investment Plan, (iv) upon his retirement, the Company will pay him a supplemental retirement benefit outside the Salaried Retirement Plan sufficient to eliminate the normal actuarial reduction for retirements before age 62, (v) the Company will provide him financial counselling services during the remainder of his life, and (vi) he will receive the same group insurance benefits that are available to other salaried employees and retirees. The agreement also provides that, if Mr. Lippincott elects to retire November 30, 1995, the Company will make a payment to him so that its cost will be equivalent to the cost it would have incurred if he had retired March 31, 1996. Finally, the agreement terminates the agreement described below between the Company and Mr. Lippincott.

  In 1984, the Company entered into agreements with certain executives, including Messrs. Lippincott, Leaman and Bakhru, which require the Company to employ such executives, and require each such executive to serve full-time, for a period of three years should there be a change of control of the Company. In accordance with the terms of these agreements, the Company has given notice of termination, effective October 31, 1994, of its agreements with Messrs. Leaman and Bakhru and, as described in the preceding paragraph, the Company and Mr. Lippincott have terminated their agreement. These agreements provide that (i) the executive's responsibilities, compensation and other benefits are to be substantially the same as those in effect before the change of control, (ii) the executive's compensation and other benefits are to be continued after the change of control for the remainder of the three year term if he is terminated other than for cause or resigns upon the failure of the Company to comply with the contract, (iii) any stock options which are not yet exercisable are to become exercisable at the time of such termination or resignation, and (iv) no compensation or other benefits are payable under the agreement if the executive resigns from the Company for other reasons.

  In connection with Mr. Leaman's appointment as Vice Chairman of the Company and President of S.D. Warren Company in April 1991, the Company agreed, in addition to providing him the compensation described above, to (i) provide him an apartment in Boston and reimburse him for any resulting income tax liability, and (ii) make payments outside the Salaried Retirement Plan if he retires at the end of his assignment, sufficient to eliminate the normal actuarial reduction for retirements before age 62.

  If any corporate officer dies while still employed but prior to the attainment of age 55 and completion of 15 years of service when his or her surviving spouse or, if the officer is unmarried, his or her surviving dependent or dependents, would otherwise become entitled to an early retirement death benefit under the Salaried Retirement Plan, the Company will make payments outside the Salaried Retirement Plan as an operating expense to the officer's spouse or dependents in an amount equal to 20% of the officer's annual rate of base salary at the time of death until the earlier of the spouse's or dependent's death or the expiration of 20 years. These payments will be reduced by the amount of any pre-retirement survivor annuity payable under the Salaried Retirement Plan and the Supplemental Plan.

COMPARATIVE SHAREHOLDER RETURN

  The following graphs compare the cumulative total return on the Company's shares over the past five and ten calendar years with the cumulative total return on shares of companies in the Standard & Poor's 500 Composite Index and the Standard & Poor's Paper and Forest Products Index. Cumulative total return is measured assuming an initial investment of $100 and the reinvestment of dividends.


                      (PERFORMANCE GRAPHS APPEAR HERE)

                 APPROVAL OF THE 1994 LONG-TERM INCENTIVE PLAN
                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                EACH OF THE THREE PROPOSALS RELATING TO THE PLAN

  On February 15, 1994, the Board of Directors and its Management Development and Executive Compensation Committee approved the Scott Paper Company 1994 Long-Term Incentive Plan (the "Plan"), subject to approval by the Company's shareholders. The complete text of the Plan is set forth in Exhibit A. Adoption of the Plan is being proposed at this time because no grants of stock options and restricted shares may be made under the Company's 1989 Stock Option and Restricted Stock Plan after April 25, 1994 and in order to include, as a significant new feature, provisions for the mandatory purchase of performance shares by Directors and corporate officers, and for the voluntary purchase of performance shares by other key employees, in order to more closely align their interests with those of the Company's shareholders.

VOTE REQUIRED FOR APPROVAL

  The affirmative vote of the holders of a majority of the shares present or represented and entitled to vote at the Meeting is required to approve adoption of the Plan. Since abstentions are counted as shares present or represented, they will have the legal effect of "no" votes. However, broker non-votes will not have any effect.

  The Board of Directors is requesting separate shareholder approval of each of the three types of benefits under the Plan: stock options (with or without tandem stock appreciation rights ("SARs")), restricted shares and performance shares. The Plan will become effective only if one or more of those types of benefits is approved by the shareholders. If the shareholders do not approve one or more of those types of benefits, the proposed Plan sections providing for those benefits will not become a part of the Plan and related Plan provisions will be deleted or modified appropriately.

  Each of the three parts of the Plan for which separate approval is being sought is described below in "Stock Options and SARs," "Restricted Shares" and "Performance Shares."

DESCRIPTION OF THE PLAN

                               GENERAL PROVISIONS

  Purpose

  The purpose of the Plan is to promote the interests of the Company and its shareholders by attracting and retaining salaried employees and Directors capable of furthering the future success of the Company and by aligning their economic interests with those of the Company's shareholders.

  Effective Date and Term

  If approved by the shareholders, the Plan would become effective when approved. The term during which grants may be made would expire on April 25, 1999.

  Administration

  The Plan would be administered by a committee (the "Committee") consisting of not less than three non-employee Directors, all of whom must be members of the Management Development and Executive Compensation Committee of the Board of Directors. Each member of the Committee must at all times be a "disinterested person" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934

("Rule 16b-3"), as then applicable to the Company. Subject to the terms and conditions of the Plan, the Committee would have sole discretion and authority to grant options (with or without tandem SARs), restricted shares and performance share rights, to determine the terms and conditions of these grants, to interpret the Plan and to establish rules for its administration.

  Shares Subject to the Plan; Adjustments

  The number of shares which may be issued under the Plan would not exceed 3,600,000 pursuant to the grant of options (with or without tandem SARs) or 400,000 pursuant to the grant of restricted shares. The number of shares with respect to which options (with or without tandem SARs) could be granted to any one person would not exceed 500,000, and the number of restricted shares which could be granted to any one person would not exceed 50,000. The total number of performance shares which could be purchased upon exercise of performance share rights would not exceed 1,200,000, and the number of performance shares with respect to which performance shares rights could be granted to any one person would not exceed 100,000 during the term of the Plan or 60,000 for any one performance cycle. To the extent an option or performance share right expires or terminates unexercised or to the extent restricted shares or performance shares are forfeited, the shares covered by them would become available for additional grants, subject to the above limits.

  The number and kind of shares which could be issued and with respect to which grants could be made or would be required to be made, both in the aggregate and to any one person, as well as the number of shares subject to each outstanding grant, the number of performance shares covered by each performance share right and held by each participant, option prices, base prices and the calculation of the Company annual rate of shareholder return, would be subject to adjustment for any changes in the number or kind of outstanding shares resulting from a merger, recapitalization, stock exchange, stock split, stock dividend, other extraordinary dividend or distribution, corporate division or other change in the Company's corporate or capital structure.

  Amendment of the Plan

  The Board of Directors would be permitted to amend, suspend or discontinue the Plan, but could not, without the affirmative vote of the holders of a majority of shares present or represented and entitled to vote at a shareholder meeting, increase the limits described above in "Shares Subject to the Plan," extend the term of the Plan or the maximum option period, decrease the minimum option price, change the duration of any performance cycle, change the performance goal for a performance cycle, lower the base price used in determining whether the performance goal is attained, materially increase benefits or modify the Plan's eligibility requirements in a manner which would require shareholder approval under Rule 16b-3, or cause the Plan not to meet the requirements of Rule 16b-3 in any other respect.

                 STOCK OPTIONS AND SARS (ITEM 2A ON THE PROXY)

  Eligibility

  All of the approximately 6,300 salaried employees of the Company and its consolidated U.S. subsidiaries, and all key employees of the Company's other subsidiaries, totalling approximately 100 persons, would be eligible for grants of options, with or without tandem SARs. "Key employee" means an employee whose designated job title is at least "operating director" or whose points under the Hay Associates Job Evaluation System equal at least 1200, or, in the event those designations of titles or points are not used, an employee whose responsibilities are equivalent to those of employees who, on the effective date of the Plan, meet the above requirements. Eligible employees would include the Company's thirteen executive officers. Directors who are not employees would receive automatic grants of options, without tandem SARs, as described in "Automatic Grants to Non-Employee Directors" below.

  Options

  The Committee would be permitted to grant nonqualified options and incentive stock options ("ISOs"), as defined in Section 422 of the Code. The price per share to be paid upon the exercise of an option would be not less than the fair market value of a share on the date of grant. The optionee would pay the purchase price in cash or, if permitted by the Committee, by surrendering unrestricted shares valued at their fair market value on the date of exercise. The term of an option could not exceed ten years from the date of grant, and no option could be exercised unless the optionee remains an employee for at least one year after the date of grant and meets any additional vesting requirements of the grant (unless exercisability is accelerated by the Committee for employees whose employment is terminated). Each option would be exercisable during the optionee's lifetime only by the optionee, and would not be transferable except upon the optionee's death by will or the laws of descent and distribution. The term of an exercisable option would be decreased as provided in the Plan if the optionee's active employment or service as a Director is terminated, except that, if the optionee dies, the option would remain exercisable for at least one year after death.

  Stock Appreciation Rights

  The Committee would be permitted to grant SARs, but only in tandem with an option, either when the option is granted or during its term. If an optionee exercises SARs, he or she would receive an amount equal to the excess of the fair market value of the shares with respect to which the SARs are being exercised over the option price of the shares (or, if higher, the fair market value of a share on the date the SARs are granted, if necessary to prevent disallowance of the Company's expense deduction under Section 162(m) of the
Code). The optionee may elect to have that amount paid in cash, shares or a combination of both, but the Committee may disapprove that election and require that shares be delivered in lieu of cash. The number of shares covered by the tandem option would be reduced by the number of SARs exercised, and the number of tandem SARs would be reduced by the number of shares acquired upon exercise of an option.

  Automatic Grants to Non-Employee Directors

  Each non-employee Director would receive on April 24 (or the preceding business day, if such date is not a business day) of each year after 1994 during the term of the Plan, nonqualified options, without tandem SARs, to purchase 1,000 shares. Each option would have a term of ten years, subject to adjustment upon termination of service as a Director as described in "Options" above, and would become exercisable to the extent of one-half thereof on each of the two immediately succeeding anniversaries of the date of grant, but only to the extent the optionee is a Director on that anniversary. The option price would be payable only in cash.

                   RESTRICTED SHARES (ITEM 2B ON THE PROXY)

  The same persons, other than non-employee Directors, who would be eligible to receive options would be eligible for grants of restricted shares. The Committee would be permitted to grant restricted shares subject to (i) restrictions on transferability for a specified period (which may vary among grants or grantees, but may not be less than six months) and (ii) vesting restrictions, such as a requirement that the grantee remain in the employ of the Company or a subsidiary for a specified period or that the grantee, his or her division, business unit or subsidiary, or the Company meet certain performance goals. The Committee would have discretion to revise such performance goals in certain situations or to waive the transferability and vesting restrictions. While the transferability restrictions are in effect, the restricted shares of a grantee would be held in escrow. However, the grantee would be entitled to vote the shares and to receive dividends on them.

                   PERFORMANCE SHARES (ITEM 2C ON THE PROXY)

  Performance Cycles

  There would be five four-year performance cycles under the Plan. The first performance cycle would begin September 1, 1994. The next four performance cycles would begin on March 1 of 1995, 1996, 1997 and 1998 to correspond more closely with the timing of the Company's other annual actions with respect to compensation.

  Eligibility and Participation

  Each person who is a non-employee Director or a key employee at the beginning of any performance cycle would be eligible to become a participant in the performance share feature of the Plan for that performance cycle by electing to participate at the beginning of the performance cycle. There are currently approximately 350 key employees. Once a person becomes a participant, he or she would automatically be a participant for each subsequent performance cycle at the beginning of which he or she meets the above criteria. However, each non-employee Director and each corporate officer (currently 21 persons, including all executive officers) would automatically be a participant for each performance cycle.

  Performance Share Rights

  Each performance share right granted would consist of the right to purchase the number of performance shares specified below, upon undertaking the obligation to pay the Company the amount specified below (the "payment obligation") through payroll deductions or other methods specified in the Plan over a one-year period (a six-month period, in the case of the performance cycle beginning September 1, 1994). The payment obligation of each non-employee Director would equal 20% of the Directors' annual retainer. The payment obligation of each employee would equal 2.5% (5% for corporate officers) of his or her annual rate of base salary. Each participant's status and rate of pay would be determined at the beginning of each performance cycle. The number of performance shares to be purchased upon exercise of a performance share right would equal the number of shares which could be purchased with seven times the payment obligation at a price equal to the base price for the performance cycle. The base price for a performance cycle would be the average of the daily means between the highest and lowest sales prices of the shares during the twenty consecutive business days immediately before the beginning of the performance cycle.

  Examples: (1) At the start of the first performance cycle, A is an employee participant but not a corporate officer, A's base salary rate is $110,000 and the base price of shares for the performance cycle is $40.00. A's payment obligation upon exercise of one performance share right would be $2,750, for which A would be entitled to purchase 481 performance shares.

    (2) At the start of the second performance cycle, A has become a corporate officer, A's base salary rate is $150,000 and the base price of shares for the performance cycle is $44.00. A's payment obligation would be $7,500, for which A would be entitled to purchase 1,193 performance shares.

  Grant and Exercise of Performance Share Rights

  Each non-employee Director would automatically be granted and be required to exercise one performance share right with respect to each performance cycle for which he or she is a participant. With certain exceptions provided in the Plan, each employee participant would be granted six performance share rights for each performance cycle and would be required to exercise one performance share right in the first performance cycle and a total of six during the term of the Plan, but could not exercise more than a total of ten during the term of the Plan. Each participant would be deemed to have exercised the number of performance share rights which he or she is required to exercise. In order to exercise any additional performance share rights, an employee participant must do so within fifteen days after the first day of the applicable performance cycle. The purchase of performance shares would not make a participant a shareholder of the Company. A participant would not be entitled to vote as a shareholder or receive dividends unless shares are issued to him or her if the performance goal is attained.

  The Performance Goal

  The performance goal for a performance cycle would be attained if the Committee certifies in writing that, on each of fifteen business days during any twenty consecutive business days between the third anniversary of the beginning of the performance cycle and the end of the performance cycle, the Company's annual rate of shareholder return from the first day of the performance cycle to that day exceeded the annual rate of shareholder return on the Standard & Poor's 500 Composite Index (the "S&P 500") for the same period by at least one percentage point. The Company's annual rate of shareholder return means the compound annual rate of return from investing in shares at the base price for the performance cycle resulting from price changes, dividends and other distributions, and the assumed reinvestment of dividends and other distributions in shares on the ex-dividend date. The S&P 500's annual rate of return means the compound annual rate of return from the S&P base price for the performance cycle, based on the compound annual return calculation of Standard & Poors' Corporation for the S&P 500. The S&P base price means the average of the daily closing values for the S&P 500 during the twenty consecutive business days immediately before the beginning of the performance cycle.

  Example: On a business day during the fourth year of a performance cycle, the S&P 500's annual rate of shareholder return from the start of the cycle is 10%. If the Company's annual rate of shareholder return for the same period exceeds 11%, that day would count as one of the fifteen business days (out of twenty consecutive business days) necessary to meet the requirement to enable attainment of the performance goal.

  Earnout or Forfeiture of Performance Shares

  If the performance goal is attained for a performance cycle, each participant who owns performance shares for that cycle would receive shares equal to the number of performance shares owned, less shares withheld to meet tax withholding requirements. If the performance goal is not attained, the performance shares would be forfeited and the participant's purchase price would not be returned.

  Intervening Events

  If an employee participant's active employment is terminated due to death, disability, retirement or total or partial disposition or shutdown of his or her business unit, or after a change of control of the Company, or if a non-employee Director's service is terminated, the participant would continue to own all performance shares already purchased. If such a participant had not completed paying for his or her performance shares, the number of performance shares would be reduced pro rata unless the participant undertakes to pay the rest of his or her payment obligation. If an employee participant's active employment is terminated for cause or at his or her election (other than at retirement), he or she would forfeit all performance shares purchased and amounts already paid, but would not be liable for the unpaid portion of any payment obligation. If an employee participant's active employment is terminated for any other reason, the participant would forfeit all performance shares purchased and his or her payment obligation would be refunded with interest.

PLAN BENEFITS

  If the Plan had been in effect beginning in 1987 with performance cycles ending on August 31 of 1991 or February 28 of 1992 or 1993, the years for which compensation is reported in the summary compensation table on page 14, the performance goal would not have been attained for any such performance cycle. In addition, if the Plan had been in effect with a performance cycle ending on February 28, 1994, the performance goal for that performance cycle would not have been attained. As a result, all participants' performance shares, as well as the payments made for them, would have been forfeited.

  The following table shows, for the persons and groups shown, the payment obligation and the number of performance shares that would be purchased upon exercise of one performance share right per person, as well as the current gross value of shares which may eventually be earned if the applicable performance goal is attained, assuming the continuation of current annual rates of base salary and Directors' annual retainer and a share price of $44.875 (the closing price of shares on February 18, 1994). The Company cannot determine the dollar value of the shares which would be earned if the performance goal is attained because it cannot predict the price of shares in the last year of any future performance cycle. If the performance goal is not attained, all participants' performance shares and payments for them would be forfeited.

                                               PERFORMANCE SHARES PURCHASED
                                               ---------------------------------
                                                            CURRENT GROSS VALUE
                                                             (ASSUMING PERFOR-
                                     PAYMENT                   MANCE GOAL IS
NAME OR GROUP                       OBLIGATION  NUMBER           ATTAINED)
- -------------                       ---------- ------------ --------------------
P.E. Lippincott(1)................   $      0             0     $             0
J.R. Leaman, Jr...................     22,500         3,509             157,466
A.N. Bakhru.......................     14,000         2,183              97,962
J.J. Butler.......................     14,000         2,183              97,962
P.N. Schregel.....................     15,000         2,339             104,963
P.N. White........................     15,000         2,339             104,963
All current executive officers as
 a group (12 persons)(1)..........    150,477        23,472           1,053,306
All current non-employee Directors
 as a group(11 persons)...........     44,000         6,863             307,977
All current key employees, other
 than executive officers, as a
 group (342 persons)..............    916,926       143,030           6,418,471

- --------
(1) Under the agreement between the Company and Mr. Lippincott discussed under "Agreements with Executives" on page 17, Mr. Lippincott will receive no performance share rights under the Plan.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  Tax Deductibility Under Code Section 162(m)

  The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Code. Effective January 1, 1994, this provision disallows a public company's deductions for employee remuneration exceeding $1,000,000 per year for certain executives, but contains an exception for qualified "performance-based compensation." In December 1993, the Internal Revenue Service issued proposed regulations interpreting this provision. The Company has been advised that, under Section 162(m) and the proposed regulations, restricted shares granted under the Plan would not be qualified "performance-based compensation." The Plan has been drafted and is intended to be administered to enable stock options, SARs and performance shares to qualify as "performance-based compensation," and the discussion below assumes that they will. However, until these regulations are finalized, there can be no assurance that all of their requirements will be met.

  Tax Treatment of Options

  No income would result to an optionee upon the granting of any options or SARs under the Plan. Upon the exercise of a nonqualified stock option, the amount by which the fair market value of the shares on the date of exercise exceeds the option price would be taxed to the optionee as ordinary compensation income. The Company would be entitled to a deduction in the same amount. Upon a subsequent sale of any of those shares, the optionee would realize capital gain or loss (long-term or short-term, depending on whether the shares were held for more than twelve months before sale) in an amount equal to the difference between his or her tax basis in the shares and the selling price.

  The holder of an ISO would not be subject to federal income tax upon the exercise of the ISO, and the Company would not be entitled to a tax deduction by reason of the exercise. A sale of the shares received upon the exercise of an ISO which occurs both more than one year after the exercise of the ISO and more than two years after the grant of the ISO would result in the realization of long-term capital gain or loss in the amount of the difference between the amount realized on the sale and the option price for the shares. Generally, upon a prior disposition of the shares, the optionee would recognize ordinary compensation income equal to the lesser of (i) the excess of the fair market value of the shares on the date of transfer to the optionee over the option price or (ii) the excess of the amount realized on the disposition over the option price for the shares. The excess of the fair market value of the shares at the time of the exercise of an ISO over the option price is an item of tax preference subject to the alternative minimum tax, unless a subsequent disqualifying disposition occurs.

  Upon the exercise of SARs, the optionee would realize ordinary compensation income in the amount of both the cash and the fair market value of the shares received upon exercise, and the Company would be entitled to a corresponding deduction. If the optionee receives shares upon exercise of SARs, the shares would have a tax basis of their fair market value on the date of exercise, and the holding period of the shares would commence on the day following that date. A subsequent sale of those shares would have the same tax consequence as the sale of shares acquired pursuant to a nonqualified stock option.

  The preceding discussion is based upon the Code as presently in effect, which is subject to change, and does not purport to be a complete description of the federal income tax aspects of options and SARs under the Plan.

MARKET PRICE OF COMMON SHARES

  The last sales price of the Company's shares, as reported in The Wall Street Journal, New York Stock Exchange--Composite Transactions, for February 18, 1994, was $44.875.

                      APPROVAL OF APPOINTMENT OF AUDITORS
                              ITEM 3 ON THE PROXY

  The Board of Directors has appointed Price Waterhouse, independent accountants, to be the Company's auditors for the year 1994. Although not required to do so, the Board has determined that it would be desirable to request approval of this appointment by the shareholders of the Company. If approval is not received, the Board will reconsider the appointment. Representatives of Price Waterhouse are expected to be present at the meeting to make a statement if they desire to do so and to respond to appropriate questions.

                                 OTHER MATTERS

  As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be presented for action at the meeting. However, if any further business should properly come before the meeting, the persons named as proxies in the accompanying form will vote on that business in accordance with their best judgment.

                            SOLICITATION OF PROXIES

  The accompanying proxy is solicited on behalf of the Board of Directors. The cost of soliciting proxies will be paid by the Company. Following the original mailing of the proxies, several Company employees may solicit proxies personally, or by mail, telephone or telecopy. In addition, the Company has retained D. F. King & Co. to aid in the solicitation of proxies from brokers and nominees for a fee of $12,500. The Company will reimburse banks, brokerage firms, voting trustees and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to beneficial owners of shares.

                     SHAREHOLDER PROPOSALS AND NOMINATIONS

  Proposals which shareholders intend to present at the next Annual Meeting of Shareholders must be received by the Secretary of the Company at its executive offices (Scott Plaza, Philadelphia, PA 19113) no later than November 11, 1994.

  A nomination for election of a Director may be made by any shareholder only if written notice of the shareholder's intent to nominate a Director is given by the shareholder not less than (1) 60 days prior to the Annual Meeting of Shareholders or (2) seven days following the day notice of any other meeting at which Directors will be elected is mailed to the shareholders. The process to be followed and the requirements for the shareholder's notice are stated in the Company's bylaws, a copy of which may be obtained from the Secretary.

                             ADDITIONAL INFORMATION

  WHEN IT BECOMES AVAILABLE, THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY PERSON FROM WHOM A PROXY IS SOLICITED BY THE BOARD OF DIRECTORS, UPON WRITTEN REQUEST, A COPY OF THE COMPANY'S 1993 ANNUAL REPORT ON FORM 10-K, INCLUDING ITS FINANCIAL STATEMENTS AND SCHEDULES (AS WELL AS EXHIBITS, IF SPECIFICALLY REQUESTED), REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13A-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. WRITTEN REQUESTS SHOULD BE DIRECTED TO MICHAEL D. MASSETH, DIRECTOR--INVESTOR RELATIONS, AT THE COMPANY'S EXECUTIVE OFFICES.

                                                                       EXHIBIT A

                              SCOTT PAPER COMPANY
                         1994 LONG-TERM INCENTIVE PLAN

I. GENERAL

 A. PURPOSE

  The purpose of the 1994 Long-Term Incentive Plan (the "Plan") is to promote the interests of Scott Paper Company (the "Company") and its shareholders by attracting and retaining salaried employees and Directors capable of furthering the future success of the Company and by aligning their economic interests with those of the Company's shareholders.

 B. DEFINITIONS

  "Base Period" for a Performance Cycle means the period of twenty consecutive Business Days ending on the last Business Day before the commencement of the Performance Cycle.

  "Base Price" for a Performance Cycle means the average of the daily Fair Market Values of a Share during the Base Period for the Performance Cycle.

  "Beneficiary" means the person or persons to whom an Optionee's, Grantee's or Participant's rights pass upon death by will or by the applicable laws of descent and distribution.

  "Board of Directors" means the Board of Directors of the Company and "Director" means a member of the Board of Directors.

  "Business Day" means any day other than a Saturday, Sunday, legal holiday or a day on which the New York Stock Exchange, or any successor national securities exchange which constitutes the principal trading market for the Shares, is closed.

  "Cause" means (i) an act or acts of personal dishonesty of an employee intended to result in substantial personal enrichment at the expense of the Company or a Subsidiary, (ii) repeated violations of an employee's responsibilities which are demonstrably willful and deliberate, or (iii) an employee's conviction for a felony involving moral turpitude.

  "Change of Control" means the first to occur of the following events:

    (a) Any person within the meaning of Section 13(d) or 14(d) of the 1934 Act, other than the Company or any entity controlled by the Company (including an employee plan established primarily for the benefit of Company employees or employees of any entity controlled by the Company), acquires beneficial ownership of, or, acting alone or in concert with others, acquires voting power over voting shares of the Company that would entitle the holders thereof to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of Directors; or

    (b) At any time within any period of two consecutive years, persons who
  (i) at the beginning of the period constitute the Board of Directors or
  (ii) become Directors after the beginning of the period and whose election or nomination for election by the shareholders of the Company was approved by a vote of at least two-thirds of the persons who were Directors at the beginning of the period, cease for any reason to constitute at least a majority of the Board of Directors; provided that any person who ceases to be a Director by reason of death or disability shall be excluded from the numerator and the denominator in all calculations hereunder.

  "Code" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder. References to any provision of the Code or regulations thereunder shall be deemed to include any amended or successor provision or regulation.

  "Committee" means the committee appointed by the Board of Directors to administer the Plan. The Committee shall consist of not less than three Directors, all of whom shall be members of the Management Development and Executive Compensation Committee of the Board of Directors and shall meet the requirements set forth in Section I.D.

  "Company Annual Rate of Shareholder Return," for each Business Day during a Performance Cycle, means the compound annual rate of return from investing in Shares during that Performance Cycle from price changes, dividends and other distributions, if any, provided to shareholders of the Company from the first day of that Performance Cycle through the same Business Day. The Company Annual Rate of Shareholder Return shall be calculated by (i) assuming that one Share is purchased on the first day of the Performance Cycle at a price equal to the Base Price for the Performance Cycle, (ii) assuming that additional Shares (or portions of Shares) are purchased with any dividends and other distributions on the initial Share and on Shares accumulated through the assumed reinvestment of dividends and other distributions, with such purchases being made on the ex-dividend date for each dividend or other distribution at a price equal to the Fair Market Value of a Share on that date, (iii) calculating the number of Shares that would be accumulated under clauses (i) and (ii) from the first day of such Performance Cycle through the Business Day of reference, adjusting, as necessary, for any events specified in Section I.F, (iv) multiplying the number calculated in clause (iii) by the Fair Market Value of a Share on the Business Day of reference, and (v) determining the compound annual rate of return represented by the difference between the aforesaid Base Price and the amount determined in clause (iv) for the period from the first day of the Performance Cycle through the Business Day of reference.

  "Employee Participant" means each Participant who is not a non-employee Director.

  "Fair Market Value" of a Share means the mean between the highest and the lowest sales prices thereof on the date of reference, as reported in The Wall Street Journal, New York Stock Exchange Transactions--Composite Transactions, or as reported in any successor quotation system adopted prospectively for this purpose by the Committee; provided that the determination of Fair Market Value for ISOs shall comply with regulations issued by the Secretary of the Treasury for the purposes of determining fair market value of securities subject to an ISO plan under Section 422 of the Code.

  "Grantee" means any person who is granted Restricted Shares under Section
III.

  "ISO" means an Option intended to be an incentive stock option, as defined in
Section 422 of the Code.

  "Key Employee" means an employee of the Company or a Subsidiary whose designated job title is at least "operating director" or whose points under the Hay Associates Job Evaluation System equal at least 1200, or, in the event those designations of titles or points are not used, an employee whose responsibilities are equivalent to those of employees who, on the effective date of the Plan, meet the above requirements.

  "1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder. References to any provision of the 1934 Act or rules or regulations thereunder shall be deemed to include any amended or successor provision or rule or regulation.

  "Option" means an option to purchase Shares granted under Section II, subject to the terms and conditions set forth in the Plan.

  "Optionee" means any person who is granted an Option under Section II.

  "Payment Obligation" with respect to the exercise of a Performance Share Right is defined in Section IV.B.

  "Participant" means any person who is granted a Performance Share Right under
Section IV.

  "Performance Cycle" means a four-year period commencing on September 1, 1994, March 1, 1995, March 1, 1996, March 1, 1997 or March 1, 1998, and ending on the day before the fourth anniversary of that date.

  "Performance Goal" for a Performance Cycle means the performance goal described in Section IV.E.

  "Performance Share" means the right to receive one Share if the Performance Goal is attained for the Performance Cycle with respect to which the Performance Share is purchased, subject to the terms and conditions set forth in the Plan.

  "Performance Share Right" means the right to purchase the number of Performance Shares specified in Section IV.B for a Performance Cycle, subject to the terms and conditions set forth in the Plan.

  "Restricted Period" is defined in Section III.B.

  "Restricted Share" means a Share which is subject to applicable
Transferability Restrictions and Vesting Restrictions granted under Section III, subject to the terms and conditions set forth in the Plan.

  "SAR" means a stock appreciation right granted under Section II, subject to the terms and conditions set forth in the Plan.

  "Section 16 Insider" means a Director or an officer, as defined in Rule 16a-1(f) under the 1934 Act, of the Company.

  "Share" means a Common Share of the Company and any other securities as may be substituted for a Share or such other securities pursuant to the adjustment provisions of Section I.F.

  "S&P Base Price" for a Performance Cycle means the average of the daily closing values of the Standard & Poor's 500 Composite Index during the Base Period for the Performance Cycle.

  "S&P Annual Rate of Shareholder Return," for each Business Day during a Performance Cycle, means the compound annual rate of return from the S&P Base Price for that Performance Cycle from the first day of that Performance Cycle through the same Business Day, obtained by the Committee from Standard & Poor's Corporation on the basis of its compound total return calculation for the Standard & Poor's 500 Composite Index.

  "Subsidiary" means any corporation (other than the Company) now existing or hereafter organized or acquired in an unbroken chain of corporations beginning with the Company if each of the corporations (including the Company) other than the last corporation in the unbroken chain owns stock possessing 40% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain; provided that, for all purposes in connection with the grant or exercise of ISOs and SARs in tandem therewith, "50%" shall be substituted for "40%" in the above definition.

  "Transferability Restrictions" means the restrictions on transferability of Restricted Shares imposed by Section III.C.

  "Vesting Restrictions" means the restrictions on vesting of Restricted Shares imposed by Section III.D.

 C. EFFECTIVE DATE AND TERM OF THE PLAN

  The Plan shall become effective only if one or more of Sections II, III and IV are approved by the affirmative vote of the holders of a majority of the Shares present or represented and entitled to vote at the 1994 annual meeting of shareholders of the Company and, if so approved, shall be effective from the date of approval. If such approval is not obtained separately for any of
Section II, III or IV, the Section which is not approved shall not become a part of the Plan, and the provisions of Section I applicable thereto shall be deemed deleted or modified appropriately to reflect the deletion of that Section from the Plan.

  The term during which Options, SARs, Restricted Shares and Performance Share Rights may be granted under the Plan shall expire on April 25, 1999.

 D. ADMINISTRATION

  The Plan shall be administered by the Committee. Each member of the Committee shall at all times be a "disinterested person" within the meaning of Rule 16b-3 under the 1934 Act as then applicable to the Company. Subject to the terms and conditions set forth in the Plan, the Committee shall have sole discretion and authority (i) to grant Options under Section II, to determine the number of Shares for which each Option shall be granted and the option price or prices and other terms and conditions thereof, and to grant SARs in tandem with any Option either at the time of the Option grant or thereafter, (ii) to grant Restricted Shares under Section III, to determine the number of Restricted Shares to be granted, and to establish the restrictions and other terms and conditions to which any Restricted Shares shall be subject, and (iii) to grant Performance Share Rights under Section IV and to establish the terms and conditions applicable to them. The Committee shall have sole discretion and authority to construe and interpret the Plan, to make factual determinations and to establish and amend rules for the administration of the Plan. The Committee shall have no obligation to treat persons uniformly, except to the extent otherwise specifically provided in the Plan. All actions by the Committee may be taken in its sole discretion and shall be conclusive and binding on all parties. No member of the Committee shall participate in any action of the Committee on any claim or dispute involving that member.

 E. SHARES SUBJECT TO THE PLAN

  The Shares to be transferred or sold under the Plan shall be authorized Shares. Subject to adjustment as provided in Section I.F, (i) the total number of Shares which may be issued under the Plan shall not exceed (A) 3,600,000 pursuant to the grant of Options (with or without tandem SARs), or (B) 400,000 pursuant to the grant of Restricted Shares, (ii) the total number of Performance Shares (and thus Shares) which may be purchased upon exercise of Performance Share Rights shall not exceed 1,200,000, (iii) the number of Shares with respect to which Options (with or without tandem SARs) may be granted to any one person shall not exceed 500,000, (iv) the number of Restricted Shares which may be granted to any one person shall not exceed 50,000, and (v) the number of Performance Shares (and thus Shares) with respect to which Performance Share Rights may be granted to any one person shall not exceed 100,000 during the term of the Plan or 60,000 for any one Performance Cycle.

  If, during the term of the Plan, an Option expires or terminates prior to the exercise in full of the Option or of any tandem SARs or Restricted Shares are forfeited, the number of Shares previously subject to but not delivered under the Option, SARs or grant of Restricted Shares shall be available for grants, subject to the above limits on the issuance of Shares. If Performance Share Rights are not exercised or Performance Shares are forfeited during the term of the Plan, the number of Performance Shares covered by the unexercised Performance Share Rights or the number of Performance Shares forfeited shall be available for grants, subject to the above limits on the purchase of Performance Shares. If any Shares or Performance Shares which become available hereunder as a result of expirations, terminations or forfeitures could not again be available for grants to a Section 16 Insider under applicable share counting requirements of Rule 16b-3 under the 1934 Act, such Shares or Performance Shares shall be available exclusively for grants to persons other than Section 16 Insiders. An Option that terminates in whole or in part upon the exercise of tandem SARs shall be deemed to have been exercised at the time and to the extent of the exercise of the SARs, and the Shares subject to the Option, to the extent of the SAR exercise, shall not be available for further grants.

 F. ADJUSTMENTS

  The number and kind of Shares which may be issued and with respect to which grants may or must be made under each Section of the Plan, both in the aggregate and to any one person, the number of Shares subject to each outstanding grant of Options, SARs or Restricted Shares, the number of Performance Shares covered by each Performance Share Right and held by each Participant, option prices per Share, the Base Price with respect to a Performance Cycle and the calculation of the Company Annual Rate of Shareholder Return, shall be subject to appropriate adjustment by the Committee to prevent dilution or enlargement of the rights of Optionees, Grantees and Participants for any changes in the number or kind of outstanding Shares resulting from a merger, recapitalization, stock exchange, stock split, stock dividend, other extraordinary dividend or distribution, corporate division or other change in the Company's corporate or capital structure.

 G. LIMITATIONS ON RIGHTS OF OPTIONEES, GRANTEES AND PARTICIPANTS

  Nothing in the Plan, or in any grant under the Plan, shall confer on any person any right to continue in the employ of the Company or any of its Subsidiaries, nor in any way interfere with the right of the Company or any of its Subsidiaries to terminate the person's employment at any time.

  No Optionee shall have any of the rights of a shareholder with respect to any Shares unless and until he or she has exercised his or her Option (or tandem
SARs) with respect to the Shares and has paid the full purchase price for them. Except for the Transferability Restrictions and Vesting Restrictions, a Grantee holding Restricted Shares shall have all the rights of a holder of the Shares, including the right to receive dividends paid on those Shares and the right to vote them at meetings of shareholders of the Company. No Participant holding Performance Shares shall be considered to be a holder of Shares for any purpose.

  No Option, SAR, Restricted Share, Performance Share Right or Performance Share granted or held under the Plan shall be assignable or otherwise transferable by the Optionee, Grantee or Participant, either voluntarily or involuntarily, except by will or the laws of descent and distribution.

  The obligation of the Company to deliver Shares upon the exercise of an Option or SAR, the termination of the Restricted Period for Restricted Shares or the earnout of Performance Shares shall be subject to all applicable laws, rules and regulations, and to any approvals by governmental agencies as may be deemed appropriate by the Committee, including, among others, those steps counsel for the Company shall deem necessary or appropriate to comply with requirements of relevant securities laws. This obligation shall also be subject to the condition that the Shares reserved for issuance under the Plan shall have been duly listed on any national securities exchange which then constitutes the principal trading market for the Shares.

 H. TAX WITHHOLDING

  Notwithstanding any other provision of the Plan, the number of Shares or the amount of cash to be delivered to each Section 16 Insider shall be net of the number of Shares or the amount of cash required to be withheld to meet all applicable tax withholding requirements. Except as set forth in Section IV.F, each other person receiving Shares or cash shall have the obligation to provide the Company amounts sufficient to satisfy applicable tax withholding requirements and shall have the right to meet this obligation by electing to receive Shares or cash net of withholding or by paying the withholding amount to the Company not later than the time required by applicable law.

 I. AMENDMENT AND DISCONTINUANCE

  The Board of Directors may amend, suspend or discontinue the Plan but, except as provided in Section I.F, may not, without the affirmative vote of the holders of a majority of the Shares present or represented and entitled to vote at a meeting of the holders of the Shares, make any amendment to the Plan (a) which operates (i) to increase the limits set forth in Section I.E, (ii) to extend the term of the Plan or the maximum option period provided under Section II.F, (iii) to decrease the minimum option price provided in Section II.E, (iv) to change the duration of any Performance Cycle, (v) to change the Performance Goal, (vi) to lower the Base Price used in determining whether the Performance Goal is attained, or (vii) to materially increase the benefits of Optionees, Grantees or Participants or modify the

Plan's eligibility requirements in a manner which would require shareholder approval under Rule 16b-3 under the 1934 Act ("Rule 16b-3"), or (b) which causes the Plan not to meet the requirements of Rule 16b-3 in any other respect. In no event may the Board of Directors amend any provision of the Plan that constitutes a "plan provision" referred to in Rule 16b-3(c)(2)(ii)(B) more frequently than once every six months (other than to comport with changes in the Code).

  In addition, subject to the limits in the preceding paragraph, the Committee may amend the Plan as it applies to employees of any non-United States Subsidiary or adopt a subplan for those employees, in either case to the extent deemed necessary or appropriate to comply with legal requirements or to minimize taxes or regulatory burdens imposed by any jurisdiction outside the United States.

 J. COMPLIANCE WITH RULE 16B-3

  The Company intends that the Plan comply in all respects with Rule 16b-3 in connection with any grant to or other transaction of a Section 16 Insider, and that any non-employee Director who receives an automatic grant of an Option or a Performance Share Right shall not in connection therewith lose his or her status as a "disinterested person" as defined in Rule 16b-3. Accordingly, if any provision of this Plan or of any agreement hereunder (a) does not comply with the requirements of Rule 16b-3 as then applicable or (b) would cause a non-employee Director not to be a "disinterested person," that provision shall be construed or deemed amended to the extent necessary to conform to those requirements or preserve such non-employee Director's status as a "disinterested person."

 K. CHANGE OF CONTROL

  In the event of a Change of Control, the Company shall pay all of the legal fees and expenses reasonably incurred by an Optionee, Grantee or Participant, or his or her estate or Beneficiary (or by any legal defense trust created by the Company) to enforce his or her rights under the Plan, as in effect immediately before the Change of Control. The Company shall pay those fees and expenses promptly after bills for them are submitted from time to time by attorneys representing the claimant. However, the Company shall not be obligated to pay those fees and expenses if it proves in a court of law that the claimant's claim is not well grounded in fact and warranted by existing law or a good faith argument for the extension, modification or reversal of existing law. In any such proceeding, the burden of proof shall be on the Company. Notwithstanding anything else contained in the Plan, the rights of Optionees, Grantees, Participants and their estates and Beneficiaries under this Section shall survive amendment of this Section, as well as termination of the Plan, after a Change of Control, regardless of whether those rights arise before or after the date of amendment or termination.

 L. GOVERNING LAW

  The Plan shall be applied and construed in accordance with and governed by the law of the Commonwealth of Pennsylvania and applicable Federal law.

II. OPTIONS AND SARS

 A. ELIGIBILITY

  Options, with or without tandem SARs, may be granted from time to time to salaried employees (including officers) of the Company or any consolidated United States Subsidiary, and Key Employees of any other Subsidiary, and Options without tandem SARs shall be granted automatically to non-employee

Directors as provided in Section II.I. From time to time, the Committee shall designate from among eligible employees those who will be granted Options or SARs and the number of Shares to be covered by each grant.

 B. CHARACTER OF OPTIONS

  It is the intent of the Plan that Options shall be ISOs to the extent, and only to the extent, that they are so identified in writing in the option agreement relating to them. All Options not identified as ISOs at the time of grant are intended to be "nonqualified" or "nonstatutory" Options which are not ISOs.

 C. OPTION AGREEMENT

  Each Option granted under the Plan, with or without tandem SARs, shall be evidenced by an option agreement, which shall be executed by the Company by manual or facsimile signature and by the Optionee and which shall identify as an ISO any Option intended to be such. The agreement shall contain such terms and conditions, not inconsistent with the Plan, as shall be determined by the Committee.

 D. LIMITATION ON ISO GRANTS

  The aggregate Fair Market Value (determined on the date the ISO is granted) of the Shares with respect to which ISOs are exercisable for the first time by an Optionee during any calendar year shall not exceed $100,000; provided that, if any portion of an Option originally intended to be an ISO should fail to satisfy this requirement as a result of an acceleration of the exercisability of the Option pursuant to Section II.G, that portion shall be exercisable as a "nonqualified" or "nonstatutory" Option which is not an ISO.

 E. OPTION PRICE

  The price per Share to be paid by the Optionee on the date an Option is exercised shall be not less than the Fair Market Value of one Share on the date the Option is granted; provided that if the Option granted is an ISO and if the Optionee, on the date of the grant, owns (within the meaning of Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or Subsidiary, the price per Share to be paid by the Optionee at the time an Option is exercised shall be not less than 110% of the Fair Market Value of one Share on the date the Option is granted.

 F. OPTION TERM

  The period during which each Option may be exercised shall be determined by the Committee, but may not exceed ten years from the date the Option is granted, subject to the second paragraph of Section II.G in the case of an Option other than an ISO; provided that, in the case of any ISO granted to any Optionee who, on the date of the grant, owns (within the meaning of Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or Subsidiary, the maximum exercise period shall be five years.

 G. EXERCISE OF OPTIONS AND SARS

  The time or times during which Options and tandem SARs may be exercised and any conditions pertaining to exercise or the vesting in the Optionee of the right to exercise Options and tandem SARs shall be determined by the Committee at the time of grant; provided that, except as provided below, no Option or tandem SAR shall be exercisable until the Optionee shall have completed one year as a Director or an employee with the Company or its Subsidiaries after the date the Option was granted.

  An Option and tandem SARs shall be exercisable during the Optionee's lifetime only by the Optionee. Following the termination of an Optionee's service as a Director or active employment with the Company or any Subsidiary other than by death, the Optionee may exercise his or her Options or SARs, to the extent they were exercisable by the Optionee on the date of such termination (unless the Committee accelerates exercisability other than for a non-employee Director), within (i) the period of (A) three months thereafter if such termination is for Cause or at the Optionee's election (other than at retirement), (B) five years thereafter if such termination is due to the Optionee's retirement, or (C) three years thereafter if such termination is for any other reason, or (ii) such longer period as the Committee determines in connection with such termination, other than for a non-employee Director. If an Optionee dies, Options and tandem SARs exercisable by the Optionee at the time of his or her death (unless the Committee accelerates exercisibility other than for a non-employee Director) may be exercised within one year thereafter by the Optionee's estate or Beneficiary. However, in no event may any Option or SAR be exercised by anyone after the later of (i) the final date upon which the Optionee could have exercised it had the Optionee's service as a Director or active employment continued to that date, or (ii), except in the case of an ISO, one year after the Optionee's death.

  An Option may be exercised only by a notice in writing complying in all respects with the applicable option agreement. The notice may instruct the Company to deliver Shares due upon the exercise of the Option to any registered broker or dealer approved by the Company (an "approved broker") in lieu of delivery to the Optionee and in that case shall designate the account into which the Shares are to be deposited. The Optionee may tender such notice, properly executed by the Optionee, together with the aforementioned delivery instructions, through an approved broker. The purchase price of the Shares for which an Option is exercised shall be paid in cash or by check, except that for Optionees other than non-employee Directors the Committee may allow such payment to be by surrender of unrestricted Shares (valued at their Fair Market Value on the date of exercise) or by a combination of cash, check and unrestricted Shares.

 H. STOCK APPRECIATION RIGHTS

  The Committee may grant SARs only in tandem with an Option, either when the Option is granted or at any time thereafter while the Option remains outstanding, to any person who at that time is eligible to be granted an Option. The number of SARs granted to a person which shall be exercisable during any given period shall not exceed the number of Shares which he or she may purchase upon the exercise of the tandem Option during such period of time. Upon the exercise of an Option, the tandem SARs relating to the Shares covered by the exercise shall terminate. Upon the exercise of SARs, the tandem Option to the extent of an equal number of Shares shall terminate.

  Upon an Optionee's exercise of some or all of his or her SARs, the Optionee shall receive in settlement of the SARs an amount equal to the value of the stock appreciation for the number of SARs exercised, payable in cash, Shares or a combination thereof. The stock appreciation for an SAR is the difference between (i) the Fair Market Value of the underlying Share on the date of the exercise of the SAR and (ii) the option price specified for the tandem Option or, if higher, the Fair Market Value of a Share as of the date of grant of the SAR, but only where the SAR is granted after the tandem Option and use of the original option price for the tandem Option would result in the disallowance of the Company's expense deduction pursuant to Section 162(m) of the Code. At the time of exercise of SARS, the Optionee shall have the right to elect the portion of the amount to be received that shall consist of cash and the portion that shall consist of Shares which, for purposes of calculating the number of Shares to be received, shall be valued at their Fair Market Value on the date of exercise. The Committee may disapprove an Optionee's election to receive cash in full or partial settlement of the SARs exercised, and to require that Shares be delivered in lieu of cash. If Shares are to be received, cash shall be delivered in lieu of any fractional Share.

  SARs are exercisable only during the period when the tandem Option is also exercisable. However, in no event shall SARs be exercisable during the first six months after being granted, except that SARs shall be exercisable at the time of death or total and permanent disability of the Optionee if the tandem Option is then exercisable. No SARs may be exercised for cash, in whole or in part, except during the period beginning on the third Business Day following the date of release of the Company's quarterly and annual summary statements of sales and earnings and ending on the twelfth Business Day following the date of that release.

 I. AUTOMATIC GRANTS TO NON-EMPLOYEE DIRECTORS

  Notwithstanding any other provision of the Plan, each non-employee Director shall automatically be granted, on April 24 (or the preceding Business Day, if such date is not a Business Day) of each year after 1994 during the term of the Plan, a nonqualified Option, without tandem SARs, to purchase 1,000 Shares. Each such Option shall have a term of ten years, subject to the second paragraph of Section II.G. Each such Option shall become exercisable to the extent of one-half thereof on each of the two immediately succeeding anniversaries of the date of grant, but only to the extent the Optionee is a Director on that anniversary. The option price for such an Option shall equal the Fair Market Value of one Share on the date the Option is granted.

III. RESTRICTED SHARES

 A. ELIGIBILITY

  Restricted Shares may be granted from time to time to salaried employees of the Company or any consolidated United States Subsidiary, and to Key Employees of any other Subsidiary.

 B. GRANT OF RESTRICTED SHARES

  The Committee may grant Restricted Shares to eligible persons at any time. The Committee shall determine the number of Restricted Shares to be included in the grant and the period or periods during which the Transferability Restrictions applicable to the Restricted Shares will be in force (the "Restricted Period"); provided that the Restricted Period shall not be less than six months. The Restricted Period may be the same for all Restricted Shares granted at a particular time or to any one Grantee or may be different with respect to different Grantees or with respect to various of the Restricted Shares granted to the same Grantee, all as determined by the Committee at the time of grant.

  Each grant of Restricted Shares under the Plan shall be evidenced by an agreement which shall be executed by the Company and the Grantee. The agreement shall contain such terms and conditions, not inconsistent with the Plan, as shall be determined by the Committee.

 C. TRANSFERABILITY RESTRICTIONS

  During the Restricted Period, Restricted Shares may not be sold, assigned, transferred or otherwise disposed of, or mortgaged, pledged or otherwise encumbered. Furthermore, a Grantee's right, if any, to receive Shares upon termination of the Restricted Period may not be assigned or transferred except by will or by the laws of descent and distribution.

 D. VESTING RESTRICTIONS

  With respect to each grant of Restricted Shares, the Committee shall determine the Vesting Restrictions which will apply to the Restricted Shares for all or part of the Restricted Period. By way of illustration but not by way of limitation, the Committee may provide (i) that the Grantee will not be entitled to receive any Shares unless he or she is still employed by the Company or its Subsidiaries at the end of the Restricted Period, or (ii) that the Grantee will become vested in Restricted Shares (A) according to a schedule determined by the Committee, (B) at the end of or during the Restricted Period based upon the achievement (in such manner as the Committee may determine) of performance goals determined by the Committee, or (C) in any combination of the foregoing or under other terms and conditions determined by the Committee, and
(iii) how any Vesting Restrictions will be applied, modified or accelerated in the case of the Grantee's death, total and permanent disability or retirement.

  The performance goals, if any, set by the Committee for any Grantee may be
(i) individual performance goals applicable to the Grantee, (ii) performance goals for the Company or the division, business unit, staff organization or Subsidiary by which the Grantee is employed, (iii) performance goals set for the Grantee under any other plan providing for incentive compensation for the Grantee, or (iv) any combination of such goals. Performance goals set at the time of the grant of any Restricted Shares may be revised at any time prior to the beginning of the last year of the Restricted Period, but only to take into account significant changes in circumstances as determined by the Committee. If the Committee deems the Vesting Restrictions inappropriate for any Grantee, it may approve the award and delivery to the Grantee of all or any portion of the Restricted Shares then held in escrow pursuant to Section III.E.

 E. MANNER OF HOLDING AND DELIVERING RESTRICTED SHARES

  Each certificate issued for Restricted Shares shall be registered in the name of the Grantee and deposited with the Company or its designee in an escrow account, accompanied by a stock power executed in blank by the Grantee covering the Restricted Shares. These certificates shall remain in escrow until the end of the applicable Restricted Period or, if the Committee has provided for earlier termination of the Transferability Restrictions following a Grantee's death, total and permanent disability, retirement or earlier vesting of the Shares, such earlier termination of the Transferability Restrictions. At whichever time is applicable, certificates representing the number of Shares to which the Grantee is then entitled shall be released from escrow and delivered to the Grantee free and clear of the Transferability Restrictions; provided that in the case of a Grantee who is not entitled to receive the full number of Shares evidenced by the certificates then being released from escrow because of the application of the Vesting Restrictions, those certificates shall be returned to the Company and cancelled and a new certificate representing the Shares, if any, to which the Grantee is entitled pursuant to the Vesting Restrictions shall be issued and delivered to the Grantee, free and clear of the Transferability Restrictions.

 F. TRANSFER IN THE EVENT OF DEATH, DISABILITY OR RETIREMENT

  Notwithstanding a Grantee's death, total and permanent disability or retirement, the certificates for his or her Restricted Shares shall remain in escrow and the Transferability Restrictions shall continue to apply to those Restricted Shares unless the Committee determines otherwise. Upon the termination of the Transferability Restrictions, either upon the Committee's determination or at the end of the Restricted Period, as the case may be, the portion of the Grantee's Restricted Shares to which he or she is entitled, determined pursuant to his or her applicable Vesting Restrictions, shall be awarded and delivered to the Grantee or to the Grantee's estate or Beneficiary, as the case may be. However, the Committee may award and deliver all or any greater portion of the Restricted Shares to the Grantee or to such person or persons.

IV. PERFORMANCE SHARES

 A. ELIGIBILITY AND PARTICIPATION

  Each person who is a non-employee Director or a Key Employee on the first day of any Performance Cycle shall be eligible to become a Participant with respect to Performance Shares for that Performance Cycle by electing, in the manner prescribed by the Committee, to become a Participant no later than fifteen days after the first day of the Performance Cycle. Once a person becomes a Participant, he or she shall automatically be a Participant for each subsequent Performance Cycle on the first day of which he or she meets the above criteria. Notwithstanding the foregoing, each non-employee Director and each corporate officer of the Company shall automatically be a Participant for each Performance Cycle on the first day of which he or she serves as such.

 B. PERFORMANCE SHARE RIGHTS

  Each Performance Share Right granted shall consist of the right to purchase the number of Performance Shares specified below, upon undertaking the obligation to pay the Company, in the manner specified in Section IV.D, the amount specified below (the "Payment Obligation"). For each Participant who is a non-employee Director on the first day of a Performance Cycle, the Payment Obligation shall equal 20% of the then applicable annual retainer for service on the Board of Directors. For each Participant who is a corporate officer on the first day of a Performance Cycle, the Payment Obligation shall equal 5% of his or her then applicable annual rate of base salary. For each other Employee Participant, the Payment Obligation shall equal 2.5% of his or her then applicable annual rate of base salary. The number of Performance Shares to be purchased shall equal the number of whole Shares which could be purchased (without payment of commission) with an amount equal to seven times the Payment Obligation at a price equal to the Base Price for the Performance Cycle. The number of whole Shares which could be purchased based on a Payment Obligation payable in a currency other than the U.S. Dollar shall be the U.S. Dollar equivalent of such Payment Obligation, calculated based on the closing exchange rate between such currency and the U.S. Dollar for the last Business Day preceding the Performance Cycle.

 C. GRANT AND EXERCISE OF PERFORMANCE SHARE RIGHTS

  Each non-employee Director shall automatically be granted, and shall be required to exercise, one Performance Share Right with respect to each Performance Cycle for which he or she is a Participant. Each Employee Participant shall be granted six Performance Share Rights for each Performance Cycle for which he or she is a Participant; provided that, during the term of the Plan, (i) no Employee Participant who first becomes a Participant for the first or second Performance Cycle shall be entitled to exercise more than a total of ten Performance Share Rights, (ii) no Employee Participant who first becomes a Participant for the third or fourth Performance Cycle shall be entitled to exercise more than a total of eight Performance Share Rights, and (iii) no Employee Participant who first becomes a Participant for the fifth Performance Cycle shall be entitled to exercise more than a total of six Performance Share Rights.

  Each Employee Participant shall be required to exercise one Performance Share Right for the first Performance Cycle for which he or she is a Participant and a total of six Performance Share Rights (four if the Participant first becomes eligible to be a Participant for the fourth Performance Cycle and two if the Participant first becomes eligible to be a Participant for the fifth Performance Cycle) during the term of the Plan; provided that this requirement shall cease with respect to all Performance Cycles commencing after the termination of the Employee Participant's eligibility to participate or a Change of Control.

  Each Participant shall be deemed to have exercised the number of Performance Share Rights which he or she is required to exercise, without further action by the Participant, on the fifteenth day after the first day of the applicable Performance Cycle. In order to exercise any additional Performance Share Rights, an Employee Participant shall do so, in the manner prescribed by the Committee, no later than fifteen days after the first day of the applicable Performance Cycle.

  Each Performance Share Right granted under the Plan shall be evidenced by an agreement, which shall be executed by the Company by manual or facsimile signature and by the Participant. The agreement shall contain such terms and conditions, not inconsistent with the Plan, as shall be determined by the Committee.

  If the grant or exercise of Performance Share Rights for any Performance Cycle would cause any aggregate limit set forth in Section I.E for Performance Shares to be exceeded, the number of Performance Shares purchasable upon exercise of each Performance Share Right shall be reduced proportionately to the extent necessary to comply with that limit. If the grant or exercise of Performance Share Rights for any Performance Cycle to or by any Participant would cause any individual limit set forth in Section I.E for Performance Shares to be exceeded, the number of Performance Shares purchasable upon exercise of his or her Performance Share Rights shall be reduced proportionately to the extent necessary to comply with that limit. In each case, the corresponding Payment Obligation shall be reduced in the same proportion as the number of Performance Shares.

 D. PAYMENT FOR PERFORMANCE SHARES

  Each Participant shall pay the Payment Obligation in respect of each Performance Share Right exercised through approximately equal payroll deductions from each periodic payment of salary (or, in the case of a non-employee Director, deductions from each installment of his or her annual retainer) during the one-year period (the six-month period, in the case of the Performance Cycle beginning September 1, 1994) starting promptly after the applicable deadline for exercise of Performance Share Rights. The Payment Obligation shall be paid in the same currency in which the Participant's salary is paid, and no adjustments shall be made to the amounts paid by Participants in a currency other than the U.S. Dollar as a result of currency fluctuations.

  The Committee may allow any Participant or Participants to satisfy their Payment Obligations, in whole or in part, by deeming amounts previously deferred or being deferred from salary, bonuses or compensation under other Company or Subsidiary benefit plans which are not tax qualified to be invested in the purchase of Performance Shares; provided that (i) such elections are consistent with the terms of such plans and (ii) the deemed investment occurs at substantially the same times and in the same amounts as if made through payroll deductions.

  If a Participant who is satisfying his or her Payment Obligation through payroll deduction ceases receiving salary (or, in the case of a non-employee Director, an annual retainer) from the Company while any part of a Payment Obligation remains outstanding and has not been relieved of the remainder of such Payment Obligation under Section IV.G, the Participant shall be required to make payments to the Company at substantially the same times and in the same amounts as if they were made through payroll deductions and may be charged interest for late payments at a rate determined by the Committee.

  In order to minimize taxes or regulatory burdens imposed by jurisdictions outside the United States, the Committee may at any time require or allow employees of any non-United States Subsidiary, to make payments directly rather than through payroll deductions, or from specified sources or categories of income, and in such installments as the Committee shall determine, so long as the amount paid is substantially identical to the amount that would have been paid in the absence of such taxes or regulatory burdens.

 E. PERFORMANCE GOAL

  The Performance Goal for a Performance Cycle shall be attained if the Committee certifies in writing that, on each of any fifteen Business Days during any period of twenty consecutive Business Days between the third anniversary of the first day of the Performance Cycle and the end of the Performance Cycle, the Company Annual Rate of Shareholder Return from the first day of the Performance Cycle exceeded the S&P Annual Rate of Shareholder Return from the same date by at least one percentage point.

 F. EARNOUT OR FORFEITURE OF PERFORMANCE SHARES

  If the Performance Goal is attained for a Performance Cycle, each Participant who has purchased Performance Shares for such Performance Cycle shall receive the number of whole Shares equal to the number of Performance Shares purchased, less the number of whole Shares required to be withheld to meet all applicable tax withholding requirements. The distribution of Shares in accordance with the preceding sentence shall be made with reasonable promptness after the Committee has certified that the Performance Goal has been attained.

  If the Performance Goal is not attained for a Performance Cycle, the Performance Shares purchased for such Performance Cycle shall be forfeited on the last day thereof and shall not give rise to a distribution of Shares, nor shall there be any return of the purchase price paid for them by any Participant.

  In order to minimize taxes or regulatory burdens imposed by jurisdictions outside the United States, the Committee may elect at any time (i) to pay all employees of any non-United States Subsidiary in cash, based on the value of Shares on the date Shares would otherwise be distributed to those employees, or
(ii) to allow those employees to elect to receive Shares, cash or a combination thereof.

  The Committee may reduce the number of Shares and the amount of cash to be distributed for a Performance Cycle to all employees of any non-United States Subsidiary whose Payment Obligation was paid in a currency other than the U.S. Dollar to the extent necessary to protect the Company from depreciation of that currency; provided that (i) the proportion of the reduction shall be uniform among all those employees, and (ii) the value of the Shares and cash distributed shall be at least 120% of the amount that would have otherwise been distributed, multiplied by a fraction, the numerator of which is the U.S. Dollar value of one unit of that currency, based on the closing exchange rate between that currency and the U.S. Dollar for the fifth Business Day preceding the distribution, and the denominator of which is the U.S. Dollar value of one unit of that currency determined in Section IV.B.

 G. INTERVENING EVENTS

  If a Participant's service as a Director is terminated for any reason, or if an Employee Participant's active employment with the Company or any Subsidiary is terminated (i) due to death, total and permanent disability, retirement, or total or partial disposition or shutdown of his or her division, business unit, staff organization or Subsidiary or (ii) after a Change of Control, the Participant (or the Participant's estate or Beneficiary) will continue to own all Performance Shares previously purchased; provided that, if the Participant has not completed paying his or her Payment Obligation in respect of any Performance Shares purchased, the number of Performance Shares shall be reduced in proportion to the unpaid portion of the Payment Obligation, and the Performance Shares for which no payment is made shall be forfeited and the Participant or his or her estate or Beneficiary shall not be liable for the unpaid portion of the Payment Obligation, unless the Participant (or the Participant's estate or Beneficiary) elects within sixty days after the Participant's termination to continue paying the entire remainder of the Payment Obligation in accordance with Section IV.D.

  If an Employee Participant's active employment is terminated for Cause or at his or her election (other than at retirement), he or she shall forfeit all Performance Shares purchased (other than those for which the Performance Goal was attained prior to such termination) and all amounts paid on any Payment Obligation, but shall not be liable for the unpaid portion of any Payment Obligation.

  If an Employee Participant's active employment is terminated for any reason not described above, he or she shall forfeit all Performance Shares purchased (other than those for which the Performance Goal was attained prior to such termination), but shall be entitled to the return of all amounts paid on his or her Payment Obligations with respect to those Performance Shares, with interest at a rate determined by the Committee, and shall not be liable for the unpaid portion of any Payment Obligation.

                   APPENDIX ON GRAPHIC AND IMAGE MATERIAL

     The foregoing proxy statement contains the following graphic and image material:

Page 4: Pictures of William A. Andres, Jack J. Crocker and Pierre J. Everaert to the immediate left of their respective names

Page 5:   Pictures of John F. Fort, III, William H. Gray, III, Peter Harf, and
          J. Richard Leaman, Jr. to the immediate left of their respective names

Page 6: Pictures of Philip E. Lippincott, Richard K. Lochridge, Bruce K. MacLaury, and Claudine B. Malone to the immediate left of their respective names

Page 7: Pictures of Gary L. Roubos and Paula Stern to the immediate left of their respective names

Page 19:  two performance graphs, as follows:

     (1) graph entitled "Comparison of Five-Year Total Return Among Scott, S&P 500 and S&P Paper/Forest Products", with the vertical axis starting at zero dollars and increasing in 20 dollar increments to 220 dollars and the horizontal axis starting at (calendar year ended) 1988 and ending at (calendar year ended) 1993, with the following data points for each year:

                          Scott         S&P 500      S&P P/F
                          ------        -------      -------
          1988            100.00        100.00       100.00
          1989            124.73        131.69       121.28
          1990            100.05        127.60       109.57
          1991             93.98        166.47       138.98
          1992             98.32        179.15       158.91
          1993            115.61        197.21       175.13

          and with the following information appearing in a box within the graph:

          Average Annual Return
          ---------------------
          Scott           2.94%
          S&P 500        14.55%
          S&P P/F        11.86%

     (2) graph entitled "Comparison of Ten-Year Total Return Among Scott, S&P 500 and S&P Paper/Forest Products", with the vertical axis starting at zero dollars and increasing in 50 dollar increments to 450 dollars and the horizontal axis starting at (calendar year ended) 1983 and ending at (calendar year ended) 1993, with the following data points for each year:

                    Scott          S&P 500        S&P P/F
                    -----          -------        -------
1983                100.00         100.00         100.00
1984                113.74         106.22         105.67
1985                171.32         139.83         134.66
1986                216.80         165.86         172.96
1987                248.34         174.45         187.91
1988                282.23         203.43         206.41
1989                352.02         267.88         250.34
1990                282.37         259.57         226.16
1991                265.23         338.65         286.88
1992                277.50         364.45         328.01
1993                326.29         401.18         361.50

and with the following information appearing in a box within the graph:

Average Annual Return
- ---------------------
Scott          12.55%
S&P 500        14.90%
S&P P/F        13.71%

   P R O X Y


                                SCOTT PAPER COMPANY
         THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
              FOR THE ANNUAL MEETING OF SHAREHOLDERS, APRIL 19, 1994

   The undersigned holder of Common Shares of Scott Paper Company hereby appoints JOHN J. BUTLER, ELLIS A. HORWITZ and STEPHEN D. FORD, and each or any of them, with power of substitution, as proxies to vote, and at their discretion in the election of Directors to cumulate the vote of, all shares of the undersigned at the Annual Meeting of Shareholders to be held at 10:00 a.m. on April 19, 1994 at The Radisson Hotel--Philadelphia Airport, 500 Stevens Drive, Philadelphia, Pennsylvania and at any adjournment thereof.

          ELECTION OF DIRECTORS. Nominees

          W.A. Andres, J.J. Crocker, P.J. Everaert, J.F. Fort, III, W.H. Gray, III, P. Harf, J.R. Leaman, Jr., P.E. Lippincott, R.K. Lochridge, B.K. MacLaury, C.B. Malone, G.L. Roubos, P. Stern

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

          (CONTINUED, AND TO BE MARKED AND SIGNED, ON THE OTHER SIDE)

                                                             --------------
                                                               SEE REVERSE
                                                                  SIDE
                                                             --------------

[X]  PLEASE MARK YOUR                                                       1008
     VOTES AS IN THIS
     EXAMPLE.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2A, 2B, 2C AND 3.


- --------------------------------------------------------------------------------
   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2A, 2B, 2C AND 3.
- --------------------------------------------------------------------------------

1.Election of Directors (see reverse)

         FOR       AGAINST        ABSTAIN
         [_]         [_]            [_]


For, except vote withheld from the following nominee(s):


- -----------------------------------------------------


2. Approval of 1994 Long-Term Incentive Plan, for
 a. stock options (page 21)

         FOR       AGAINST        ABSTAIN
         [_]         [_]            [_]

 b. restricted stock (page 23)

         FOR       AGAINST        ABSTAIN
         [_]         [_]            [_]

 c. performance shares (page 23)

         FOR       AGAINST        ABSTAIN
         [_]         [_]            [_]


3. Approval of Auditors (page 27)

         FOR       AGAINST        ABSTAIN
         [_]         [_]            [_]


4. In their discretion upon such other matters as may properly come before the meeting


TREAT AS CONFIDENTIAL IN ACCORDANCE WITH COMPANY POLICY (page 1) [_]

I PLAN TO ATTEND THE MEETING [_]







SIGNATURE                                               DATE
         ----------------------------------------------      -----------
NOTE: Please sign exactly as name(s) appears hereon. Joint owners should each sign. Executors, administrators, trustees, etc., should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.